Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) because Southwest Gas Corporation has determined that such information (i) is not material and (ii) constitutes personal information.

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of June 27, 2025 (the “First Amendment Effective Date”), is entered into among SOUTHWEST GAS CORPORATION, a California corporation (the “Borrower”), each of the lenders party hereto (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent and the Swingline Lender. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below) or the Amended Credit Agreement (as defined below), as applicable.

RECITALS

WHEREAS, the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as the Administrative Agent, have entered into that certain Revolving Credit Agreement, dated as of August 1, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time prior to the First Amendment Effective Date, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Agreement, the “Amended Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders amend the Existing Credit Agreement as set forth below, in each case subject to the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Existing Credit Agreement. Effective as of the First Amendment Effective Date, the parties hereto agree that (i) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text or double-underlined text), in each case, as set forth in a conformed copy of the Existing Credit Agreement attached as Annex A hereto; (b) Schedule II to the Existing Credit Agreement is amended to read in the form of Schedule II attached hereto; (c) a new Exhibit D is added to the Amended Credit Agreement to read in the forms of Exhibit D attached hereto and (d) Exhibits E and L to the Existing Credit Agreement are amended to read in the forms of Exhibits E and L attached hereto.

2. Conditions Precedent. This Agreement shall become effective upon (a) receipt by the Administrative Agent of counterparts of this Agreement, duly executed by a Responsible Officer of the Borrower, each Lender, the Swingline Lender, and the Administrative Agent and (b) receipt by BofA Securities, Inc. of any fees required to be paid by the Borrower on or before the First Amendment Effective Date.

3. Payment of Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent.

4. Miscellaneous.

(a) The Credit Documents and the obligations of the Borrower thereunder are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement shall constitute a Credit Document.

(b) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any Lender under the Existing Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Credit Document. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Credit Document in similar or different circumstances.

(c) The Credit Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Existing Credit Agreement are hereby amended so that any reference to the Existing Credit Agreement shall mean a reference to the Amended Credit Agreement. The Amended Credit Agreement is not a novation of the Existing Credit Agreement.

(d) The Borrower hereby represents and warrants as follows:

(i) (A) the Borrower and each of its Significant Subsidiaries has been duly organized or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (B) the Borrower and each of its Significant Subsidiaries has the corporate (or analogous) power and authority and all necessary governmental licenses, authorizations, consents and approvals material to the ownership of its assets and the carrying on of its business except as would not be reasonably expected to have a Material Adverse Effect, (C) the Borrower has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement; and (D) the Borrower is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except any such failure to be qualified, licensed or in good standing as would not be reasonably expected to have a Material Adverse Effect;

(ii) the execution, delivery, and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action and do not and will not:

(A) contravene the terms of the Borrower’s articles of incorporation, bylaws or other organizational document;

(B) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation, injunction, order or decree to which the Borrower is a party or by which it is bound including the CPUC Order; or

(C) violate any Requirement of Law;

(iii) no consent, approval, authorization or order of any Governmental Authority is required for due execution, delivery and performance by the Borrower of this Agreement, other than the CPUC Order, which has been obtained and is in full force and effect;

(iv) this Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(v) the representations and warranties of the Borrower in this Agreement, in Article V of the Amended Credit Agreement, or in any other Credit Document, or which are contained in any document furnished at any time under or connection herewith or therewith, shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the First Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, except that for purposes of this Section 4(d)(ii), the representations and warranties contained in Section 5.01(k) of the Amended Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a)(i) or Section 7.01 (a)(ii) of the Amended Credit Agreement, as applicable; and

(vi) no Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date.

(e) This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement.

(f) If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(h) The terms of Sections 11.02, 11.03, and 11.11 of the Existing Credit Agreement with respect to waiver of jury trial, submission to jurisdiction, waiver of venue and electronic execution are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[remainder of page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	SOUTHWEST GAS CORPORATION,
a California corporation

	By:	/s/ Justin S. Forsberg
	Name:	Justin S. Forsberg
	Title:	Vice President, Investor Relations and Treasurer

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as the Administrative Agent

	By:	/s/ Kelly Weaver
	Name:	Kelly Weaver
	Title:	Vice President

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender and the Swingline Lender

	By:	/s/ Jacqueline G. Margetis
	Name:	Jacqueline G. Margetis
	Title:	Director

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Eduardo Lopez Peiro
Name: Eduardo Lopez Peiro
Title: Vice President

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Whitney Shellenberg
Name: Whitney Shellenberg
Title: Executive Director

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ James O’Shaughnessy
Name: James O’Shaughnessy
Title: Senior Vice President

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

MUFG BANK, LTD.,
as a Lender

By:	/s/ Matthew Bly
Name: Matthew Bly
Title: Director

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, NY BRANCH,
as a Lender

By:	/s/ Betty Chang
Name: Betty Chang
Title: Authorized Signatory

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Whitmore
Name: Patrick Whitmore
Title: Vice President

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

SOUTHWEST GAS CORPORATION

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

Annex A

Amended Credit Agreement

See attached.

~~EXECUTION VERSION~~

Deal CUSIP: 84489QAJ5

Revolver CUSIP: 84489QAK2

ANNEX A

REVOLVING CREDIT AGREEMENT

dated as of

August 1, 2024

among

SOUTHWEST GAS CORPORATION,

as Borrower,

THE LENDERS LISTED ON THE SIGNATURE PAGES HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent and the Swingline Lender

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,

MUFG BANK, LTD.,

~~TD~~THE TORONTO-DOMINION BANK, ~~N.A.~~NY BRANCH,

KEYBANK NATIONAL ASSOCIATION

and

MIZUHO BANK, LTD.,

as Co-Documentation Agents

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

$400,000,000

TABLE OF CONTENTS

PAGE

ARTICLE I DEFINITIONS		1

Section 1.01	Definitions	1

ARTICLE II THE CREDIT FACILITY		~~23~~24

Section 2.01	Loans	~~23~~24
Section 2.02	Borrowing Procedure	~~23~~24
Section 2.03	Termination, Reduction, Increase and Extension of Commitments	~~24~~25
Section 2.04	Repayment	~~27~~28
Section 2.05	Optional Prepayment	~~27~~28
Section 2.06	Defaulting Lenders	~~27~~29
Section 2.07	Swingline Loans	31

ARTICLE III INTEREST AND FEES		~~29~~34

Section 3.01	Interest Rate Determination; Conversion	~~29~~34
Section 3.02	Interest on Base Rate Loans and Swingline Loans	~~30~~35
Section 3.03	Interest on Term SOFR Loans	~~30~~35
Section 3.04	Interest on Overdue Amounts	~~30~~35
Section 3.05	Day Counts	~~30~~36
Section 3.06	Maximum Interest Rate	~~31~~36
Section 3.07	Commitment Fees	~~31~~36

ARTICLE IV DISBURSEMENT AND PAYMENT		~~32~~37

Section 4.01	Disbursement	~~32~~37
Section 4.02	Method and Time of Payments; Sharing among Lenders	~~33~~38
Section 4.03	Compensation for Losses	~~34~~39
Section 4.04	Withholding and Additional Costs	~~34~~40
Section 4.05	Funding Impracticable; Alternate Rate of Interest	~~38~~43
Section 4.06	Expenses; Indemnity; Damage Waivers	~~39~~44
Section 4.07	Survival	~~41~~46
Section 4.08	Replacement of a Lender	~~41~~46
Section 4.09	Benchmark Replacement Setting	~~42~~47

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~43~~48

Section 5.01	Representations and Warranties	~~43~~48
Section 5.02	Survival	~~48~~54

ARTICLE VI CONDITIONS PRECEDENT		~~49~~54

Section 6.01	Conditions to the Availability of the Commitments	~~49~~54
Section 6.02	Conditions to All Loans	~~51~~57
Section 6.03	Satisfaction of Conditions Precedent	~~52~~57

- i -

ARTICLE VII COVENANTS		~~52~~58

Section 7.01	Affirmative Covenants	~~52~~58
Section 7.02	Negative Covenants	~~57~~62
Section 7.03	Financial Covenant	~~59~~64

ARTICLE VIII EVENTS OF DEFAULT		~~59~~65

Section 8.01	Events of Default	~~59~~65

ARTICLE IX THE ADMINISTRATIVE AGENT		~~62~~67

Section 9.01	The Agency	~~62~~67
Section 9.02	Exculpatory Provisions	~~62~~68
Section 9.03	Limitation of Liabilities	~~63~~69
Section 9.04	The Administrative Agent as a Lender	~~64~~70
Section 9.05	Lender Credit Decision	~~64~~70
Section 9.06	Indemnification	~~65~~71
Section 9.07	Resignation of Administrative Agent	~~65~~72
Section 9.08	Delegation of Duties	~~66~~73
Section 9.09	Syndication and Other Agents	~~66~~73

ARTICLE X EVIDENCE OF LOANS; TRANSFERS		~~67~~73

Section 10.01	Evidence of Loans; Revolving Credit Notes	~~67~~73
Section 10.02	Participations	~~67~~74
Section 10.03	Assignments	~~68~~75
Section 10.04	Certain Pledges	~~69~~76

ARTICLE XI MISCELLANEOUS		~~69~~77

Section 11.01	APPLICABLE LAW	~~69~~77
Section 11.02	WAIVER OF JURY TRIAL	~~70~~77
Section 11.03	Jurisdiction and Venue	~~70~~77
Section 11.04	Set-off	~~70~~77
Section 11.05	Confidentiality	~~71~~78
Section 11.06	Integration; Amendments and Waivers	~~72~~79
Section 11.07	Cumulative Rights; No Waiver	~~73~~80
Section 11.08	Notices	~~73~~81
Section 11.09	Separability	~~76~~83
Section 11.10	Parties in Interest	~~76~~83
Section 11.11	Electronic Execution; Electronic Records; Counterparts	~~76~~83
Section 11.12	USA Patriot Act Notice	~~77~~84
Section 11.13	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~78~~85
Section 11.14	Certain ERISA Matters	~~78~~85
Section 11.15	Acknowledgment Regarding Any Supported QFCs	~~79~~86
Section 11.16	Recovery of Erroneous Payments	~~81~~88
Section 11.17	California Judicial Reference	~~81~~88
Section 11.18	No Advisory or Fiduciary Responsibility	~~81~~88
Section 11.19	Entire Agreement	~~82~~89

- ii -

SCHEDULE

Schedule I	Lenders and Commitments
Schedule II	Administrative Agent’s Office; Certain Addresses for Notices
Schedule III	Existing Liens

EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Conversion Request
Exhibit C	Form of Revolving Credit Note
Exhibit D	~~[Reserved]~~Form of Swingline Loan Notice
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Confidentiality Agreement
Exhibit G	Form of Increase Request
Exhibit H	Form of Extension Request
Exhibit I	Form of Supplement under Section 2.03(c)
Exhibit J	Form of Replacement Lender Supplement under Section 2.03(e)
Exhibit K-1-K-4	Forms of Tax Compliance Certificates
Exhibit L	Form of Notice of Loan Prepayment

- iii -

REVOLVING CREDIT AGREEMENT, dated as of August 1, 2024, among SOUTHWEST GAS CORPORATION, a California corporation (the “Borrower”), each of the lenders from time to time parties to this Agreement (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent and the Swingline Lender.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) Terms Generally. The definitions ascribed to terms in this Agreement apply equally to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall be deemed to include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be interpreted as if followed by the phrase “without limitation”. The phrase “individually or in the aggregate” shall be deemed general in scope and not to refer to any specific Section or clause of this Agreement. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The table of contents, headings and captions herein shall not be given effect in interpreting or construing the provisions of this Agreement. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b) Accounting Terms. Except as otherwise expressly provided herein, the term “consolidated” and all other terms of an accounting nature shall be interpreted and construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement, applied on a basis consistent with the construction thereof applied in preparing the Borrower’s audited financial statements referred to in Section 5.01(k). If there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with any covenant set forth in Article VII, the Borrower and the Lenders agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Lenders the protection intended to be afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms unless and until such amendment shall become effective).

(c) Other Terms. The following terms have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

“Acquisition” means any purchase or other acquisition by the Borrower or a direct or indirect Subsidiary of the Borrower of (a) any assets of any other Person that, taken together, constitute a business unit, or (b) any capital stock of or equity interests in any other Person if, immediately thereafter, such other Person would be a direct or indirect Subsidiary of the Borrower.

“Act” has the meaning assigned to such term in Section 11.12.

“Administrative Agent” means Bank of America, acting in the capacity of administrative agent for the Lenders, or any successor administrative agent appointed pursuant to the terms of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with reference to any Person, a Person (other than a Subsidiary) which directly or indirectly controls, is controlled by, or is under common control with, such other Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Revolving Credit Agreement, as it may be amended, modified or supplemented from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010.

“Anti-Terrorism Laws” means any law or regulation relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including the U.S. Money Laundering Control Act of 1986 and the U.S. Bank Secrecy Act as amended by the Act.

“Applicable Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.

“Applicable Margin” means, at any date ~~and with respect to each Loan and the Commitment Fee~~ during which the applicable Pricing Level set forth in the table below is in effect, the percentage per annum set forth in the table below adjacent to such Pricing Level for either Term SOFR Loans or Base Rate Loans, as the case may be:

Pricing Level	Senior Debt Ratings (S&P / Moody’s)	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	> A+ /A1	0.750%	0.000%	0.075%
II	A / A2	0.875%	0.000%	0.080%
III	A– / A3	1.000%	0.000%	0.100%
IV	BBB+ / Baa1	1.125%	0.125%	0.150%
V	BBB / Baa2	1.250%	0.250%	0.175%
VI	< BBB–/ Baa3	1.500%	0.500%	0.200%

Initially, the Applicable Margin shall be determined based upon the Borrower’s Senior Debt Rating specified in the certificate delivered pursuant to Section 6.01(e)(vi). Whenever this Agreement requires the determination of the Borrower’s Senior Debt Rating (i) if there is a split rating as between Moody’s and S&P (1) by one rating category, the higher of the two ratings will apply and (2) by more than one category, the rating that is one rating level below the higher rating will apply, (ii) if any rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 7.01(b)(vii) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change, (iii) if the Borrower has only one Senior Debt Rating, the Pricing Level including that Senior Debt Rating shall apply and (iv) if Borrower does not have a Senior Debt Rating from either S&P or Moody’s, Pricing Level VI will apply for the purposes of determining the Applicable Margin and the Commitment ~~Fees~~Fee.

“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning assigned to such term in Section 10.03(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.03(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Commitment” means, on any day, an amount equal to (a) the Total Commitment on such day minus (b) the aggregate outstanding principal amount of Loans on such day.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 0.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.05 or Section 4.09, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 7.01(a).

“Borrowing Date” means, with respect to any Loan, the Business Day set forth in the relevant Borrowing Request as the date upon which the Borrower desires to borrow such Loan.

“Borrowing Request” means a request, substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, by the Borrower for Loans, which shall specify (a) the requested Borrowing Date, (b) the aggregate amount of such Loans, and (c) (i) whether such Loans are to bear interest initially as Base Rate Loans or Term SOFR Loans, and (ii) if applicable, the initial Interest Period therefor.

“BSA” has the meaning assigned to such term in Section 7.01(j).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” means, as to the Borrower and its Subsidiaries, a lease of (or other agreement conveying the right to use) real and/or personal Property, the obligations with respect to which are required to be classified and accounted for as a capital lease on a balance sheet of the Borrower or any of its Subsidiaries under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

“Capital Lease Obligations” means, as to the Borrower and its Subsidiaries, the obligations of the Borrower or any of its Subsidiaries to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13 referenced in the definition of “Capital Lease”).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulation promulgated thereunder.

“Change in Control” means the occurrence of any of the following conditions: (a) the Holding Company shall fail to own all of the issued and outstanding capital stock of the Intermediate Holding Company, (b) the Intermediate Holding Company shall fail to own all of the issued and outstanding capital stock of the Borrower, (c) any Person or group of associated Persons acting in concert shall have acquired an aggregate of more than 50% of the outstanding shares of voting stock of the Holding Company, or (d) individuals who constitute the board of directors of the Borrower, the Holding Company or the Intermediate Holding Company on the Closing Date (each, an “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that, any person becoming a director subsequent to the Closing Date, whose election, or nomination for election by the Borrower’s, the Holding Company’s or the Intermediate Holding Company’s shareholders, was approved by a vote of a majority of the directors comprising the applicable Incumbent Board (either by a specific vote or by approval of the proxy statement of the Holding Company, the Intermediate Holding Company or the Borrower in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of such Incumbent Board.

“Closing Date” has the meaning assigned to such term in Section 6.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to a Lender, the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule I, as such amount may be reduced or increased from time to time pursuant to Section 2.03.

“Commitment Fee” has the meaning assigned to such term in Section 3.07.

“Communications” has the meaning assigned to such term in Section 11.08(d).

“Confidential Information” means information delivered to the Administrative Agent for the Lenders or to a Lender by or on behalf of the Borrower in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is confidential or proprietary in nature at the time it is so delivered or information obtained by the Administrative Agent or such Lender in the course of its review of the books or records of the Borrower contemplated herein; provided, that, such term shall not include information (a) that was publicly known or otherwise known to the Administrative Agent or such Lender prior to the time of such disclosure, (b) that subsequently becomes publicly known through no act or omission by the Administrative Agent or such Lender or any Person acting on the Administrative Agent’s or such Lender’s behalf, (c) that otherwise becomes known from a third party who the Administrative Agent or such Lender did not know or have reason to believe received such information in a restricted or unlawful manner or (d) that constitutes financial information delivered to the Administrative Agent or such Lender that is otherwise publicly available.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “SOFR”, the definition of “Term SOFR” and the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Consenting Lender” has the meaning assigned to such term in Section 2.03(e).

“Contingent Obligation” means, for the Borrower and its Subsidiaries, any direct or indirect Contractual Obligation with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of the Borrower or any Subsidiary, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor prior to such obligation being a stated or determinable amount, or (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

~~“Covered Party” has the meaning assigned to such term in Section 11.15.~~

“Conversion Date” means, with respect to a Loan, the date on which a conversion of interest rates or continuation of an Interest Period on such Loan shall take effect.

“Conversion Request” means a request, substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, by the Borrower to convert the interest rate basis for all or portions of outstanding Loans or continue a particular

Interest Period election, which shall specify (a) the requested Conversion Date, which shall be not fewer than two Business Days after the date of such Conversion Request, (b) the aggregate amount of such Loans, on and after the Conversion Date, which are to bear interest as Base Rate Loans or Term SOFR Loans, and (c) the term of the Interest Periods therefor, if any.

“Covered Party” has the meaning assigned to such term in Section 11.15.

“CPUC Order” means Decision No. 23-10-005 and any currently effective decision issued by the California Public Utilities Commission governing the Borrower’s variable-rate debt exposure and the ability of the Borrower to issue debt, refinance debt and enter into interest rate risk management contracts.

“Credit Document Communication” means this Agreement, any Credit Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Credit Document.

“Credit Documents” means this Agreement and the Revolving Credit Notes.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” means, with respect to the Borrower and its Subsidiaries, (a) all obligations for borrowed money, including interest or fees of any nature related to the borrowing of money accrued but unpaid, (b) all obligations under letters of credit, bills of exchange or bankers’ acceptances, (c) all obligations representing the deferred purchase price of Property or services which in accordance with GAAP would be shown on the balance sheet as a liability, (d) all obligations, whether or not assumed by or with recourse to such Person, secured by Liens upon, or payable out of the proceeds or production from, assets owned by such Person, (e) all Capital Lease Obligations, and (f) all Contingent Obligations.

“Declining Lender” has the meaning assigned to such term in Section 2.03(e).

“Default” means any event or circumstance which, with the giving of notice or the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed to fund any portion of the Loans required to be funded by it hereunder or fund any portion of its participation in Swingline Loans, in each case, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has become, or the parent company of which has become, the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar official charged with reorganization or liquidation of its business or a custodian appointed for it (or has taken any actions in furtherance of any such proceeding or appointment, or acquiesced, approved, or consented to, any such steps), (d) has notified the Administrative Agent or the Borrower in writing that it will not fund or is unable to fund any portion of the Loans required to be funded by it, unless the subject of a good faith dispute, (e) has made a public statement to the effect that such Lender is generally not funding any loans required to be funded by it under financing arrangements similar to those provided under this Agreement, (f) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding requirements hereunder; provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (f) upon receipt of such written confirmation by the Administrative Agent and the Borrower; provided, further, that, a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (g) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (g) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.06(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning assigned to such term in Section 11.11.

“Electronic Record” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.03 (subject to such consents, if any, as may be required under Section 10.03).

“Environmental Claim” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including CERCLA, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act and the Toxic Substances Control Act.

“Environmental Permits” has the meaning assigned to such term in Section 5.01(l)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary of the Borrower within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or any ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the Borrower or any ERISA Affiliate incurred a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notice from the Multiemployer Plan that the Multiemployer Plan is in critical or endangered status or insolvent; (d) the filing by the Borrower or any ERISA Affiliate of a notice of intent to terminate a Pension Plan under a distress termination under Section 4041 of ERISA; (e) receipt by the Borrower or any ERISA Affiliate of notice from the PBGC of the institution by the PBGC of proceedings to terminate a Pension Plan; (f) receipt by the Borrower or any ERISA Affiliate of notice from the PBGC of the appointment of a trustee to administer a Pension Plan; (g) the determination by an actuary for the Pension Plan that the Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and claims for benefit and funding obligations in the ordinary course, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Taxes” means (a) all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on or measured by the overall net income of any Lender (or any office, branch or subsidiary of such Lender) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Lender (or any office, branch or subsidiary of such Lender), in each case imposed by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of a Lender or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of such Lender, in each case imposed by any foreign country or subdivision thereof in which such Lender’s principal office or applicable lending office is located and (b) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Existing Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of April 10, 2020, by and among the Borrower, the lenders party thereto and The Bank of New York Mellon, as administrative agent thereunder, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Termination Date” has the meaning assigned to such term in Section 2.03(e).

“Extension Request” means a request by the Borrower for an extension of the Termination Date in accordance with Section 2.03(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” for any day, means the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System (or any successor Governmental Authority).

“First Amendment Effective Date” means June 27, 2025.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, for the Borrower and its Subsidiaries, (a) all obligations for borrowed money, (b) all obligations representing the deferred purchase price of Property or services which in accordance with GAAP would be shown on a balance sheet of such Person as a liability due more than 12 months from the date of the occurrence or evidenced by a note or similar instrument, (c) all Capital Lease Obligations and (d) all Contingent Obligations.

“GAAP” means generally accepted accounting principles, as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession of the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Holding Company” means Southwest Gas Holdings, Inc., a Delaware corporation.

“Increase Request” means a request by the Borrower for an increase of the Total Commitment in accordance with Section 2.03(c).

“Incremental Lender” has the meaning assigned to such term in Section 2.03(c).

“Incumbent Board” has the meaning specified in the definition of “Change in Control.”

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 4.06(c).

“Interest Period” means, with respect to any Term SOFR Loan, each one week or one, three, or six month period (in each case, subject to availability) such period being the one selected by the Borrower pursuant to Section 2.02, 3.01 or 3.03 and commencing on the date such Loan is made, on any Conversion Date from a Base Rate Loan to a Term SOFR Loan or at the end of the preceding Interest Period, as the case may be; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; ~~and~~

(c) any Interest Period that would otherwise end after the Termination Date then in effect shall end on the Termination Date~~.~~; and

(d) any calculation for a borrowing of a Term SOFR Loan for a “one-week” Interest Period shall be subject to the calculation methodology set forth in Section 3.03 hereof.

“Intermediate Holding Company” means Southwest Gas Utility Group, Inc., a California corporation.

“Investments” means any direct or indirect purchase or acquisition of any obligations or other securities of, or any interest in, any Person, or any advance (other than payroll, travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as an expense for accounting purposes and that are made in the ordinary course of business), loan, extension of credit or capital contribution to, or any other investment in, any Person including any Affiliates of such Person. Notwithstanding the foregoing, any purchase, acquisition, loan, extension of credit, capital contribution to, or other investment in or payment to, any Person by the Borrower or any direct or indirect Subsidiary of the Borrower made for the purpose of consummating an Acquisition (including any investment by the Borrower in a Subsidiary if the proceeds are used (i) as purchase consideration in an Acquisition or (ii) to fund an investment by a Subsidiary in any other Subsidiary, or a series of downstream investment transactions between Subsidiaries, if the proceeds are ultimately used as purchase consideration in an Acquisition) shall not constitute an Investment.

“IRS” means the Internal Revenue Service (or any successor Governmental Authority).

“Joint Bookrunners” means BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Joint Lead Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Lenders” has the meaning assigned to such term in the preamble. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lien” means any voluntary or involuntary mortgage, assignment, pledge, security interest, encumbrance, lien, claim or charge of any kind on or with respect to, or any preferential arrangement with respect to the payment of any obligations with the proceeds or from the production of, any asset of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.

“Loans” has the meaning assigned to such term in Section 2.01.

“Margin Stock” means “margin stock” as such term is defined in Regulations T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a change, or announcement of a change, which would reasonably be expected, immediately or with the passage of time, to result in a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, Property or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower timely to perform any of its material obligations, or of the Lenders to exercise any remedy, under any Credit Document or (c) the legality, validity, binding nature or enforceability of any Credit Document.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001 (a)(3) of ERISA) and to which any ERISA Affiliate makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

“Net Worth” means the amount of the Borrower’s stockholders’ equity determined in accordance with GAAP.

“New Lender” has the meaning assigned to such term in Section 2.03(c).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit L or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means the Loans and any other liability or duty owing by the Borrower to the Administrative Agent or any Lender or Indemnitee hereunder.

“OFAC” has the meaning assigned to such term in Section 7.01(j).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.08).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the First Amendment Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Participant” has the meaning assigned to such term in Section 10.02(a).

“Participant Register” has the meaning assigned to such term in Section 10.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor Governmental Authority).

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained, contributed to or required to be contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA ~~or~~, is subject to the minimum funding standards under Section 412 of the Code, or in either case, with respect to which the Borrower or any ERISA Affiliate has a fixed or contingent liability.

“Permitted Investments” means (i) Investments of the Borrower in any Subsidiary for the substantially contemporaneous acquisition, improvement or lease of Property, (ii) other Investments of the Borrower in any Subsidiary in an amount not in excess of $50,000,000 in the aggregate in any fiscal year, (iii) Investments of any Subsidiary in the Borrower or any other Subsidiary, and (iv) cash Investments in (a) U.S. government and agency securities; (b) money market funds rated AA or A-1 or better by S&P and Aaa or P-1 or better by Moody’s; (c) municipal securities rated within the top two ratings by S&P and Moody’s; (d) repurchase agreements with reputable financial institutions fully secured by collateral consisting of securities described in clauses (a) and (b) above having a market value at least equal to 102% of the amount so invested; (e) bankers’ acceptances issued by a bank rated Aaa or better by Moody’s or rated AA or better by S&P and eligible for purchase by a Federal Reserve Bank; (f) interest-bearing demand or time deposits (including certificates of deposit) in banks and savings and loan associations; provided, that, such deposits are (1) secured at all times, in the manner and to the extent provided by law, by collateral consisting of securities described in clauses (a) and (b) above having a market value of no less than 102% of the amount of moneys so invested or (2) fully insured by federal deposit insurance; (g) shares of any “regulated investment company” within the meaning of Section 851(a) of the Code, the assets of which consist only of securities or investments described in clauses (a)

through (f) above; (h) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which have been rated at least A-1 by S&P and at least P-1 by Moody’s at the time of such investment; (i) other obligations of corporations which have been rated at least AA by S&P and at least Aaa by Moody’s at the time of such investment; (j) open ended mutual funds, as regulated by Rule 2a-7 under the Investment Company Act of 1940 and whose net asset value remains a constant $1 a share; (k) investments directed by the Borrower in conjunction with industrial development revenue bonds; and (l) Subsidiaries, Affiliates and transactions permitted by Section 7.02(b).

“Permitted Liens” means any of the following:

(a) Liens on any Property acquired, constructed, or improved by the Borrower or its Subsidiaries after the Closing Date that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such Property or the cost of such construction or improvement incurred after the Closing Date or, in addition to Liens contemplated by clauses (b) and (c) below, Liens on any Property existing at the time of acquisition thereof; provided, that, the Liens shall not apply to any Property theretofore owned by the Borrower or its Subsidiaries other than, in the case of any such construction or improvement, any theretofore unimproved Property on which the Property so constructed or the improvement is located;

(b) existing Liens on any Property or indebtedness of a corporation that is merged with or into or consolidated with the Borrower or its Subsidiaries or becomes a Subsidiary; provided, that, the Liens shall not apply to any Property theretofore owned by the Borrower or its Subsidiaries;

(c) Liens in favor of the United States of America, any state or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the Property subject to such Liens, including Liens to secure debt of the pollution control or industrial revenue bond type;

(d) Liens on current assets of the Borrower or its Subsidiaries to secure loans to the Borrower or its Subsidiaries which mature within 12 months from the creation thereof and which are made in the ordinary course of business;

(e) Liens on any Property (including any natural gas, oil or other mineral property of the Borrower or its Subsidiaries) to secure all or part of the cost of exploration or drilling for or development of oil or gas reserves or laying a pipeline or to secure debt incurred to provide funds for any such purpose;

(f) any Lien existing on Property of the Borrower or its Subsidiaries on the Closing Date that is set forth on Schedule III hereto;

(g) Liens on moneys or U.S. Government obligations deposited to defease Debt;

(h) Liens for the sole purpose of extending, renewing or replacing, in whole or in part, Liens securing debt of the type referred to in the foregoing clauses (a) through (g), inclusive, or this clause (h); provided, however, that, the principal amount of debt so secured at the time of such extension, renewal or replacement shall not be increased, and that such extension or replacement shall be limited to all or part of the Property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such Property);

(i) carriers, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and which are being contested in good faith and by appropriate proceedings;

(j) Liens (other than any Lien imposed by ERISA) on Property of the Borrower or any of its Subsidiaries incurred, or pledges or deposits required, in connection with workers compensation, unemployment insurance and other social security legislation;

(k) Liens on Property of the Borrower or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business;

(l) licenses, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

(m) Liens on the Property of a Subsidiary other than a Significant Subsidiary which could not reasonably be expected to have a Material Adverse Effect;

(n) intellectual property licenses;

(o) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(g);

(p) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Borrower and UCC financing statements relating solely thereto; and

(q) other Liens, to the extent that the dollar value of the collateral securing such Liens does not exceed $25,000,000 in the aggregate at any time in effect.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) (including any Multiemployer Plan, Pension Plan or Qualified Plan) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower or ERISA Affiliate makes or is obligated to make contributions~~, and includes any Multiemployer Plan or Qualified Plan~~ or with respect to which the Borrower or any of its Subsidiaries has a fixed or contingent liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to such term in Section 7.01(a).

“Prescribed Forms” has the meaning assigned to such term in Section 4.04(a)(ii)(A).

“Pricing Level I” means at any time the Borrower’s Senior Debt Rating is (a) A+ or higher by S&P or (b) A1 or higher by Moody’s.

“Pricing Level II” means at any time the Borrower’s Senior Debt Rating is (a) A or higher by S&P or (b) A2 or higher by Moody’s, and Pricing Level I is not applicable.

“Pricing Level III” means at any time the Borrower’s Senior Debt Rating is (a) A- or higher by S&P or (b) A3 or higher by Moody’s, and Pricing Levels I and II are not applicable.

“Pricing Level IV” means at any time the Borrower’s Senior Debt Rating is (a) BBB+ or higher by S&P or (b) Baa1 or higher by Moody’s, and Pricing Levels I, II and III are not applicable.

“Pricing Level V” means at any time the Borrower’s Senior Debt Rating is (a) BBB or higher by S&P or (b) Baa2 or higher by Moody’s, and Pricing Levels I, II, III and IV are not applicable.

“Pricing Level VI” means at any time the Borrower’s Senior Debt Rating is (a) less than or equal to BBB- by S&P or (b) less than or equal to Baa3 by Moody’s, and Pricing Levels I, II, III, IV and V are not applicable.

“Pro Rata Share” means, with respect to any Lender at any time of determination, in relation to Loans, the proportion of such Lender’s Commitment to the Total Commitment then in effect or, after the Termination Date, the proportion of such Lender’s Loans to the aggregate amount of Loans then outstanding.

“Projected Benefit Obligations” means, as of any date, the actuarial present value of Pension Plan benefits attributed to employee service to such date measured using assumptions as to future compensation levels.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Proposed Lender” has the meaning assigned to such term in Section 2.03(c).

~~“Pro Rata Share” means, with respect to any Lender at any time of determination, in relation to Loans, the proportion of such Lender’s Commitment to the Total Commitment then in effect or, after the Termination Date, the proportion of such Lender’s Loans to the aggregate amount of Loans then outstanding.~~

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” has the meaning assigned to such term in Section 11.15.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Register” has the meaning assigned to such term in Section 10.03(c).

“Regulatory Assets” means certain assets of the Borrower or an ERISA Affiliate which represent future probable increases in revenues to be recorded by the Borrower or such ERISA Affiliate associated with Pension Plan liabilities incurred by the Borrower or such ERISA Affiliate, to the extent permitted to be recorded as such under Statement of Financial Accounting Standards No. 71.

“Regulatory Change” means (a) the introduction or phasing in of any law, rule or regulation after the Closing Date, (b) the issuance or promulgation after the Closing Date of any directive, guideline or request from any central bank or United States or foreign Governmental Authority (whether or not having the force of law), or (c) any change after the Closing Date in the interpretation, implementation or administration of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Authority charged with the administration thereof; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Replacement Lender” means (a) with respect to the provisions of Section 2.03(e), an Eligible Assignee proposed by the Borrower in accordance with Section 2.03(e) and which has agreed to acquire and assume all or part of a Declining Lender’s Loans and Commitments under Section 2.03(e), (b) with respect to the provisions of Section 2.06(b), an Eligible Assignee proposed by the Borrower in accordance with Section 2.06(b) and which has agreed to acquire and assume all or part of a Defaulting Lender’s Loans and Commitments under Section 2.06(b) and (c) with respect to the provisions of Section 4.08, an Eligible Assignee which is willing to assume all of the obligations of a Lender that has requested compensation pursuant to Section 4.04(b)(i) or (ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, subject to Section 2.06, at any date of determination, (a) Lenders having more than 50% of the Total Commitment then in effect or, (b) if the Total Commitment has been cancelled or terminated, Lenders holding Revolving Credit Exposure that is more than 50% of the ~~aggregate unpaid principal amount of the Loans then outstanding; provided, however, that, if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, such Defaulting Lender’s Loans then outstanding and such Defaulting Lender’s Commitments.~~Revolving Credit Exposure of all Lenders. The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swingline Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Swingline Lender in making such determination.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Rescindable Amount” has the meaning assigned to such term in Section 4.01(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or any vice president, senior vice president or executive vice president of the Borrower and, solely for purposes of the delivery of incumbency certificates pursuant to Section 6.01, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II or III, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Swingline Exposure at such time.

“Revolving Credit Notes” means the promissory notes of the Borrower substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctions” means any sanctions administered or enforced by the United States government (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 4.09.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Senior Debt Rating” means the Borrower’s senior unsecured long-term debt ratings from either S&P or Moody’s.

~~“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.~~

“Significant Subsidiary” means any Subsidiary of the Borrower having 10% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the end of any fiscal quarter or generating 10% or more of the income of the Borrower and its Subsidiaries on a consolidated basis during the most recently completed four fiscal quarters for which financial statements have been delivered pursuant to Section 7.01(a).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10 basis points).

“Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which the Borrower and/or any subsidiary of the Borrower either (a) in respect of a corporation, owns more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not at the time the stock of any class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is the sole general partner or is entitled to share in more than 50% of the profits, however determined.

“Successor Rate” has the meaning assigned to such term in Section 4.09.

“Supported QFC” has the meaning assigned to such term in Section 11.15.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.06(e) of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of the Swingline Lender, the aggregate principal amount of all Swingline Loans made by the Swingline Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means Bank of America (through itself or through one of its designated Affiliates or branch offices), in its capacity as provider of Swingline Loans hereunder, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.07(a).

“Swingline Loan Notice” means a notice of a borrowing of Swingline Loans pursuant to Section 2.07(b), which shall be substantially in the form of Exhibit D or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Total Commitments. The Swingline Sublimit is part of, and not in addition to, the Total Commitments.

“Taxes” has the meaning assigned to such term in Section 4.04(a)(i).

~~“Termination Date” means August 1, 2029, as may be extended pursuant to Section 2.03(e), or such earlier date on which the Revolving Credit Notes shall become due and payable, whether by acceleration or otherwise.~~

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that, if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term; provided, that, (i) if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement and (ii) any calculation for a “one-week” Interest Period shall be subject to the calculation methodology set forth in Section 3.03 hereof.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR; provided, that, any calculation for a “one-week” Interest Period shall be subject to the calculation methodology set forth in Section 3.03 hereof.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 4.09.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means August 1, 2029, as may be extended pursuant to Section 2.03(e), or such earlier date on which the Revolving Credit Notes shall become due and payable, whether by acceleration or otherwise.

“Total Capitalization” means Funded Debt plus Net Worth.

“Total Commitment” means, on any day, the aggregate Commitments on such day of all the Lenders.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liabilities” means, as of the end of any fiscal year of the Borrower, (a) a Pension Plan’s Projected Benefit Obligations minus (b) the current value of that Pension Plan’s assets, as defined in Section 3(26) of ERISA, plus Regulatory Assets.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“Unsecured Debt” means all Debt which has not been secured by a pledge of any real or personal property.

“Unused Commitment” means, with respect to a Lender on any day, such Lender’s Commitment in effect on such day, less ~~the principal amount of~~ such Lender’s ~~Loans~~Revolving Credit Exposure outstanding on such day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write-Down and Conversion Powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(d) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(e) Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE CREDIT FACILITY

Section 2.01 Loans. Until the Termination Date, subject to the terms and conditions of this Agreement, each of the Lenders, severally and not jointly with the other Lenders, agrees to make loans (collectively, the “Loans”) in dollars to the Borrower in an aggregate principal amount at any one time outstanding ~~not to exceed~~that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Loans shall be made on any Borrowing Date only (i) in the minimum aggregate principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof, in the case of Term SOFR Loans, and in the minimum aggregate amount of $1,000,000 or in integral multiples of $100,000, in the case of Base Rate Loans and (ii) in a maximum aggregate principal amount not exceeding the Available Commitment (after giving effect to any repayments or prepayments and any other borrowings of Loans on such Borrowing Date). On the Closing Date, the parties hereto hereby agree that the Commitments shall be as set forth on Schedule I.

Section 2.02 Borrowing Procedure.

In order to borrow Loans, the Borrower shall give irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request to the Administrative Agent; provided, that, any telephonic notice must be promptly followed by delivery to the Administrative Agent of a Borrowing Request. Each such Borrowing Request must be received not later than 12:00 P.M. (i) on the requested Borrowing Date for Base Rate Loans and (ii) two

Business Days before the requested Borrowing Date for Term SOFR Loans. For the avoidance of doubt, if the Borrower fails to specify in a Borrowing Request whether such Loan shall be a Base Rate Loan or a Term SOFR Loan, then the applicable Loans shall be made as Term SOFR Loans with an Interest Period of one month. If the Borrower requests a borrowing of Term SOFR Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt, the Administrative Agent forthwith shall give notice to each Lender of the substance of the Borrowing Request. Not later than 1:00 P.M. on the Borrowing Date specified in the applicable Borrowing Request (which shall be a Business Day), each Lender shall make available to the Administrative Agent such Lender’s Pro Rata Share of the requested Loans in funds immediately available at the Administrative Agent’s Office; provided, that, Swingline Loans shall be made as provided in Section 2.07. Subject to satisfaction, or waiver by the Lenders required to waive any condition precedent not satisfied, of each of the applicable conditions precedent contained in Article VI, on the Borrowing Date the Administrative Agent shall make available, in like funds, to the Borrower the amounts received by the Administrative Agent from the Lenders either by (a) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

Section 2.03 Termination, Reduction, Increase and Extension of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b) The Borrower may terminate the Total Commitment, or reduce the amount thereof, by (i) giving written notice to the Administrative Agent, not later than 5:00 P.M. on the fifth Business Day prior to the date of termination or reduction and (ii) paying the amount of the Commitment Fees accrued through such date of termination or reduction. Reductions of the Total Commitment shall be in the amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the amount of the Available Commitment is less than $5,000,000, then all of such lesser amount), but shall not exceed the Available Commitment in effect immediately before giving effect to such reduction. If, after giving effect to any reduction of the Total Commitments, the Swingline Sublimit exceeds the amount of the Total Commitments, the Swingline Sublimit shall be automatically reduced by the amount of such excess. Any termination, and all reductions, of the Total Commitment shall be permanent.

(c) The Borrower may from time to time, at its sole expense and effort after consulting with the Administrative Agent, request: (i) one or more Lenders to increase (in the sole and absolute discretion of each such Lender) the amount of their respective Commitments and/or (ii) one or more other lending institutions reasonably acceptable to the Administrative Agent and the Swingline Lender (such acceptance not to be unreasonably withheld) (each, a “New Lender”) to become “Lenders” and extend Commitments hereunder (each such Lender and each New Lender being herein referred to as a “Proposed Lender”). To request an increase pursuant to this Section 2.03(c), the Borrower shall submit to the Administrative Agent an Increase Request, in the form annexed hereto as Exhibit G (or such other form approved by the Administrative Agent), signed by the Borrower, which shall be irrevocable and shall specify, as the case may be: (A) each such Lender and the amount of the proposed increase in its Commitment, or (B) the proposed

Commitment for such New Lender. Promptly following receipt of an Increase Request, the Administrative Agent shall advise each Lender of the details thereof. If one or more of such Proposed Lenders shall have unconditionally agreed to such Increase Request in a writing delivered to the Borrower and the Administrative Agent (each such existing Lender and New Lender being hereinafter referred to as an “Incremental Lender”), then: (1) each such Incremental Lender which shall then be an existing Lender shall have its Commitment increased by the amount set forth in such Increase Request, and (2) each such New Lender shall be and become a “Lender” hereunder having a Commitment equal to the amount set forth therefor in such Increase Request; provided, however, that, in each such case: (I) immediately before and after giving effect thereto, no Default or Event of Default shall or would exist, (II) each such Incremental Lender shall have executed and delivered to the Administrative Agent a supplement to this Agreement, in the form annexed hereto as Exhibit I (or such other form approved by the Administrative Agent), providing for its increased Commitment or its Commitment, as applicable, in form approved by the Administrative Agent, (III) immediately after giving effect thereto, the Total Commitment under this Agreement shall not exceed $500,000,000, (IV) each such Increase Request shall be in an aggregate minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, and (V) the Commitment extended by any such Incremental Lender which is a New Lender shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d) Simultaneously with each increase in the aggregate amount of the Commitments under Section 2.03(c), each Incremental Lender shall, to the extent necessary, purchase from each other Lender, and each other Lender shall sell to each Incremental Lender, in each case at par and without representation, warranty, or recourse (in accordance with and subject to the restrictions contained in Section 10.03), such principal amount of the Loans of such other Lender, together with all accrued and unpaid interest thereon, as will result, after giving effect to such transaction, in each Lender’s Applicable Percentage of Loans outstanding being equal to such Lender’s Applicable Percentage of all Loans; provided, that, each such assignor Lender shall have received (to the extent of the interests, rights and obligations assigned) payment of the outstanding principal amount of such Loans, accrued interest thereon, accrued fees, commissions and all other amounts payable to it under the Credit Documents from the applicable assignee Lenders (to the extent of such outstanding principal and accrued interest, fees and commissions) or the Borrower (in the case of all other amounts). The Borrower shall prepay any Loans outstanding on the effective date of such increase of the aggregate amount of the Commitments (and pay any additional amounts required pursuant to Section 4.03) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under Section 2.03(c).

(e) The Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to the first, second, third, fourth and/or fifth anniversary of the Closing Date, an Extension Request, in the form annexed hereto as Exhibit H (or such other form approved by the Administrative Agent), signed by the Borrower, request that the Lenders extend the Termination Date then in effect and the Commitments for an additional period of one year. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 15th day after the date of the Administrative Agent’s receipt of the Borrower’s ~~extension request~~Extension Request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension ~~request~~ in their sole and absolute discretion, then the Termination Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Termination Date theretofore in effect. The decision to agree or withhold agreement to any Termination Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Termination Date in effect prior to giving effect to any such extension (such Termination Date being called the “Existing Termination Date”). Notwithstanding the foregoing provisions of this Section 2.03(e), the Borrower shall have the right, with the prior written consent (not to be unreasonably withheld) of the Administrative Agent, at any time prior to the Existing Termination Date, to replace a Declining Lender with a Lender or Eligible Assignee that will agree to a request for the extension of the Termination Date then in effect, and any such Replacement Lender shall for all purposes constitute a Consenting Lender; provided, however, that, in each such case (i) each such Replacement Lender shall have executed and delivered to the Administrative Agent a supplement to this Agreement, in the form annexed hereto as Exhibit J (or such other form approved by the Administrative Agent), providing for its Commitment, and (ii) the Declining Lender shall assign, in accordance with Section 10.03(a), all or part, as the case may be, of its Loans, Commitment, Revolving Credit Note and other rights and obligations under this Agreement and all other Credit Documents to such Replacement Lender, in exchange for payment of the principal of, and interest accrued to the date of such payment on, Loans owing to such Declining Lender and any accrued Commitment Fees owing to such Declining Lender; and upon such payments, the obligations of such Declining Lender hereunder in respect of its Commitment shall, by the provisions hereof, be released and discharged and such Replacement Lender shall be and become a “Lender” hereunder having a Commitment equal to the amount set forth therefor in such supplement. Notwithstanding the foregoing, no extension of the Termination Date pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Lender under Section 6.01(c), (d), (e)(ii) (it being understood and agreed that the date referred to in Section 6.01(e)(ii) shall refer to the date of the then most recently delivered audited financial statements required to be delivered pursuant to Section 7.01(a)(i)), (e)(iii), (e)(iv) and (e)(v), giving effect to such extension and (ii) on the date on which the Required Lenders shall have agreed to an extension ~~request~~, (A) the conditions set forth in Section 6.02(b) shall be satisfied and (B) the representations and warranties contained in Section 5.01 shall be true and correct in all material respects (except to the extent that any representation or warranty speaks as of a date certain), except for any representation or warranty that is qualified by materiality or reference to Material Adverse Effect (in which case such representation or warranty shall be true and correct in all respects), except that for purposes of this Section 2.03(e), the representations and warranties contained in Section 5.01(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) or (a)(ii), as applicable, and the Administrative Agent shall have received a certificate with respect to the matters referred to in clauses (A) and (B) dated such date and executed by a Responsible Officer. Unless a Declining Lender ceases to be a Lender hereunder pursuant to the above provisions in this Section 2.03(e), the Borrower hereby agrees to pay to the Administrative Agent in accordance with the terms of this Agreement, for distribution to the Declining Lenders, all of the outstanding Loans made by the Declining Lenders, together with all accrued and unpaid interest thereon and all accrued fees and other amounts (including any amounts required pursuant to Section 4.03) payable to or for the accounts of the Declining Lenders on the Existing Termination Date, and, upon each Declining Lender’s receipt of such amounts, such Declining Lender shall cease to be a Lender hereunder.

Section 2.04 Repayment.

All Loans shall be repaid, together with all accrued and unpaid interest thereon, on the Termination Date. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date that is ten (10) Business Days after such Swingline Loan is made and (ii) the Termination Date.

Section 2.05 Optional Prepayment.

(a) The Borrower may prepay Loans bearing interest on the same basis and having the same Interest Periods, if any, by giving notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment not later than 1:00 P.M. two Business Days preceding the proposed date of prepayment, in the case of Term SOFR Loans, or not later than 1:00 P.M. on the Business Day of the proposed prepayment, in the case of Base Rate Loans. Each such prepayment of Term SOFR Loans shall be in an aggregate principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the aggregate amount of outstanding Term SOFR Loans is less than $5,000,000, then all of such lesser amount), and each prepayment of Base Rate Loans shall be in an aggregate amount of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if the aggregate amount of outstanding Base Rate Loans is less than $1,000,000, then all of such lesser amount), and, in the case of Term SOFR Loans, together with the amounts required by Section 4.03, accrued interest on the principal being prepaid to the date of prepayment. Subject to the terms and conditions of this Agreement, prepaid Loans may be reborrowed.

(b) The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided, that, such notice must be in a form acceptable to the Swingline Lender and the Administrative Agent and unless otherwise agreed by the Swingline Lender, (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 P.M. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 (or, if the aggregate amount of outstanding Swingline Loans is less than $100,000, then all of such lesser amount). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Section 2.06 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 3.07; provided, that, with respect to such Commitment Fees, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee not yet paid and otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in such Swingline Loans to the extent that such participation in such Swingline Loans has been reallocated to such non-Defaulting Lender pursuant to Section 2.06(e) below, (y) pay to the Swingline Lender, as applicable, the amount of any such fee not yet paid and otherwise payable to such Defaulting Lender to the extent not reallocated to reduce the Swingline Lender’s Swingline Exposure, and (z) not be required to pay the remaining amount of any such fee.

(ii) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.06); provided, that, any waiver, amendment or modification that would (A) increase the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations, (B) reduce the principal of, or interest on, the Loans made by such Defaulting Lender or (C) postpone any date fixed for any payment of principal of, or interest on, the Loans made by such Defaulting Lender (which, for avoidance of doubt, shall not include forbearing from exercising remedies as a result thereof), shall require the consent of such Defaulting Lender; and

(iii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent, in the following order of priority: (A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder, (C) third, as the Borrower may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (~~C~~D) ~~third~~fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (E) fifth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document and (~~D~~F) ~~fourth~~sixth , so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement.

(b) The Borrower may, by ten Business Days’ notice in writing to the Administrative Agent and a Defaulting Lender, (i) request such Defaulting Lender to cooperate with the Borrower in obtaining a Replacement Lender for such Defaulting Lender; (ii) request the non-Defaulting Lenders to acquire and assume all or a portion of such Defaulting Lender’s Loans and Commitment, but none of such Lenders shall be obligated to do so; or (iii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Administrative Agent and the Swingline Lender or one or more of the non-Defaulting Lenders shall agree to acquire and assume all or part of a Defaulting Lender’s Loans and Commitment, then such Defaulting Lender shall assign, in accordance with Section 10.03(a), all or part, as the case may be, of its Loans, Commitment, Revolving Credit Note and other rights and obligations under this Agreement and all other Credit Documents to such Replacement Lender or non-Defaulting Lenders, as the case may be, in exchange for payment of the principal of, and interest accrued to the date of such payment on, Loans owing to such Defaulting Lender and any accrued Commitment Fees owing to such Defaulting Lender; and upon such payments, the obligations of such Defaulting Lender hereunder in respect of its Commitment shall, by the provisions hereof, be released and discharged; provided, however, that, such Defaulting Lender’s rights under Sections 4.03, 4.04 and 4.06, and its obligations under Section 9.06 shall survive such release and discharge as to matters occurring prior to such date; provided further, however, that, such assignment shall be on the terms and conditions set forth in Section 10.03(a). If the Replacement Lender and the non-Defaulting Lenders shall only be willing to acquire less than all of a Defaulting Lender’s outstanding Loans and Commitment, the Commitment of such Defaulting Lender shall not terminate, but shall be reduced proportionately, and such Defaulting Lender shall continue to be a “Lender” hereunder with a reduced Commitment and Pro Rata Share. Upon the effective date of such assignment, such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Credit Documents.

(c) The rights and remedies against a Defaulting Lender under this Section 2.06 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Swingline Lender or any Lender may have against such Defaulting Lender.

(d) In the event that the Administrative Agent, the Swingline Lender and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans (other than Swingline Loans) of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably in accordance with its Commitments, the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and such Lender shall no longer be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e) If any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent prepay such Swingline Exposure.

(f) So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, and Swingline Exposure related to any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.06(e)(i) (and such Defaulting Lender shall not participate therein).

(g) If (i) a Lender becomes a Defaulting Lender pursuant to clauses (c) or (g) in the definition of “Defaulting Lender” following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, unless the Swingline Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender to defease any risk to it in respect of such Lender hereunder.

Section  2.07 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.07, may in its sole discretion make loans (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that, (x) after giving effect to any Swingline Loan, (i) the Revolving Credit Exposure of all the Lenders shall not exceed the Total Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (y) the Swingline Lender shall not be required to make a Swingline Loan to refinance any outstanding Swingline Loan, and (z) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that, at any time there is a Defaulting Lender, the Swingline Exposure of such Defaulting Lender has not been reallocated pursuant to Section 2.06(e). Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.07, prepay under Section 2.05, and reborrow under this Section 2.07. Each Swingline Loan shall be a Base Rate Loan. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swingline Loan Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 P.M. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (or, if the amount of the undrawn Swingline Sublimit is less than $100,000, then all of such lesser amount), and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 P.M. on the date of the proposed borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.07(a), or (B) that one or more of the applicable conditions specified in Section 6.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 P.M. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 6.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for United States Dollar-denominated payments not later than 1:00 P.M. on the day specified in such Borrowing Request, whereupon, subject to Section 2.07(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Loans in accordance with Section 2.07(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.07(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.07(c)(iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.07(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that, each Lender’s obligation to make Loans pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 6.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender based on such payment being subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Swingline Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.07 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

ARTICLE III

INTEREST AND FEES

Section 3.01 Interest Rate Determination; Conversion.

(a) Except to the extent that the Borrower shall request, in a Borrowing Request, in a Conversion Request or in a written election pursuant to Section 3.03, that Loans (or portions thereof) bear interest as Term SOFR Loans, Loans shall bear interest as Base Rate Loans.

(b) The Borrower may request, by giving irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Conversion Request (provided, that, any telephonic notice must be promptly followed by delivery to the Administrative Agent of a Conversion Request), not later than 1:00 P.M. two Business Days prior to the requested Conversion Date, that all or portions of the outstanding Loans, in the aggregate principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof, in the case of Loans being converted to or continued as Term SOFR Loans, and in the aggregate principal amount of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if the aggregate principal amount of outstanding Loans is less than $1,000,000, then all such lesser amount), in the case of Base Rate Loans, bear interest from and after the Conversion Date as Base Rate Loans or Term SOFR Loans; provided, however, that, during the continuance of any Default or Event of Default that shall have occurred, no Loan (or portion thereof) may be converted into Term SOFR Loans. For the avoidance of doubt, if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a conversion to, or continuation of, Term SOFR Loans in any such Conversion Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt, the Administrative Agent forthwith shall give notice to each Lender of the substance of each Conversion Request. Upon payment by the Borrower of the amounts, if any, required by Section 4.03, on the Conversion Date the Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest in the manner selected by the Borrower therein. This Section shall not apply to Swingline Loans, which may not be converted or continued and shall be Base Rate Loans.

Section 3.02 Interest on Base Rate Loans and Swingline Loans.

Each Base Rate Loan (including Swingline Loans) shall bear interest from the date made until the date repaid, or (if converted into a Term SOFR Loan to (but excluding) the first day of any relevant Interest Period), payable in arrears on the last Business Day of each calendar quarter of each year, commencing with the first such date after the Closing Date, and the Termination Date, at a rate per annum equal to the sum of (i) the Applicable Margin and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Applicable Margin or Base Rate shall change.

Section 3.03 Interest on Term SOFR Loans.

Each Term SOFR Loan shall bear interest from the date made until the date repaid or converted to a Base Rate Loan, payable in arrears, with respect to Interest Periods of three months or less, on the last day of such Interest Period, and with respect to Interest Periods longer than three months, the respective dates that fall every three months after the commencement of such Interest Period and on the last day of such Interest Period, at a rate per annum equal to the sum of (i) the Applicable Margin and (ii) Term SOFR for such Interest Period; provided, that, for an Interest Period of one week, the interest rate will be based on (a) Daily Simple SOFR plus (b) 0.03839% plus (c) the Applicable Margin for Term SOFR Loans, which interest rate shall be recalculated on each day during such Interest Period; provided, that, if the sum of clause (a) plus clause (b) as so determined would be less than 0%, the sum of clause (a) plus clause (b) shall be deemed to be equal to 0% for the purposes of this Agreement. Each Term SOFR Loan shall become a Base Rate Loan at the end of the Interest Period therefor, unless (x) there shall not have occurred and be continuing a Default or Event of Default and (y) not later than the second Business Day prior to the last day of such Interest Period, (A) the Borrower shall have delivered to the Administrative Agent an irrevocable written election of the subsequent Interest Period in the form of a Conversion Request, in which case such Term SOFR Loan shall remain outstanding as a Term SOFR Loan, or (B) the Borrower shall have delivered to the Administrative Agent a Conversion Request with respect thereto, in which case such Term SOFR Loan shall be converted in accordance with Section 3.01(b). The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. After giving effect to all borrowings, all conversions of Loans from Base Rate Loans to Term SOFR Loans or from Term SOFR Loans to Base Rate Loans, and all continuations of Loans as Term SOFR Loans, there shall not be more than ten Interest Periods in effect with respect to all Loans.

Section 3.04 Interest on Overdue Amounts.

All overdue amounts (including principal, interest and fees) hereunder shall bear interest, payable on demand, at a rate per annum equal to the sum of (i) 2% and (ii) in the case of Term SOFR Loans, the rate then applicable until the end of the current Interest Period therefor, and thereafter the rate of interest applicable to Base Rate Loans, changing as and when such rate shall change, and in the case of Base Rate Loans, the rate of interest applicable to Base Rate Loans, changing as and when such rate shall change.

Section 3.05 Day Counts.

Interest on Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be calculated on the basis of (a) a 365- or, if applicable, a 366-day year for the actual number of days elapsed. Interest on all other Loans, and all fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 4.02, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.06 Maximum Interest Rate.

(a) Nothing in this Agreement shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Lender to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Lender by supervening provisions of U.S. Federal law.

(b) If the amount of interest payable for the account of any Lender on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article III, would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

(c) If the amount of interest payable for the account of any Lender in respect of any interest computation period is reduced pursuant to Section 3.06(b) and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by law to be charged by such Lender, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided, that, at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this Section 3.06(c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 3.06(b).

Section 3.07 Commitment Fees.

The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on the last Business Day of each calendar quarter of each year, commencing with the first such day after the Closing Date (or such later date on which such Lender becomes a Lender), and on the Termination Date (or other date on which the Commitment shall terminate) with respect to such Lender, a fee (the “Commitment Fee”) computed by applying (i) on each day on which the applicable Pricing Level set forth in the definition of “Applicable Margin” is in effect, the corresponding percentage per annum in the column labeled “Commitment Fee”set forth in the definition of “Applicable Margin” adjacent to such Pricing Level on such day during the then-ending quarter (or shorter period ending with the Termination Date or any other date on which the Commitment of such Lender shall terminate) to (ii) the actual daily amount of such Lender’s Unused Commitment. For the avoidance of doubt, Swingline Exposure shall not be counted towards or considered usage of Commitments for purposes of determining the Commitment Fee.

ARTICLE IV

DISBURSEMENT AND PAYMENT

Section 4.01 Disbursement.

(a) Each Loan shall be made by the relevant Lender from such Lender’s branch or affiliate identified as its Applicable Lending Office.

(b) The failure of any Lender to make any Loan to be made by it on the Borrowing Date therefor shall not relieve any other Lender of its obligation to make its Loan or Loans on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of borrowing of Term SOFR Loans (or, in the case of any borrowing of Base Rate Loans, prior to 1:00 P.M. on the date of such borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

Section 4.02 Method and Time of Payments; Sharing among Lenders.

(a) All funds received by the Administrative Agent for the account of the Lenders in respect of payments made by the Borrower under, or from any other Person on account of, any Credit Document shall be distributed forthwith by the Administrative Agent among the Lenders, in like funds as received, ratably in proportion to their respective interests therein. Each payment of Commitment Fees and each reduction of the Total Commitment shall be apportioned among the Lenders in proportion to each Lender’s Pro Rata Share.

(b) All payments to be made by the Borrower hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff to the Administrative Agent, for its account or for the account of the Lender or Lenders entitled thereto, as the case may be, in dollars and in immediately available funds at the Administrative Agent’s Office, except payments to be made directly to the Swingline Lender as expressly provided herein, prior to 3:00 P.M. on the date when due; provided, however, that, the Borrower shall have setoff rights with respect to any Defaulting Lender with the application of any amounts payable to a Defaulting Lender to be administered by the Administrative Agent pursuant to Section 2.06(a)(iii).

(c) Whenever any payment from the Borrower shall be due on a day that is not a Business Day, the date of payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall receive from the Borrower or any other Person any amount owing under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker’s lien, realization upon any security held for or appropriated to such obligation or otherwise) other than in proportion to such Lender’s ratable share thereof, then such Lender shall purchase from each other Lender a participating interest in so much of the other Lenders’ Loans (and participations in Swingline Loans) as shall be necessary in order that each Lender shall share such payment with each of the other Lenders in proportion to each Lender’s ratable share; provided, that, nothing herein contained shall obligate any Lender to apply any set-off, banker’s lien or collateral security first to the obligations of the Borrower hereunder if the Borrower is obligated to such Lender pursuant to other loans or notes. If any purchasing Lender shall be required to return any excess payment received by it, such participation shall be rescinded and the purchase price restored to the extent of such return, but without interest.

Section 4.03 Compensation for Losses.

(a) If (i) the Borrower makes a prepayment of a Term SOFR Loan, or a Conversion Date occurs for a Term SOFR Loan, other than on the last day of the relevant Interest Period, (ii) the Borrower fails to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, (iii) the Borrower revokes any Borrowing Request for Term SOFR Loans, (iv) Term SOFR Loans (or portions thereof) are converted into Base Rate Loans pursuant to Section 4.05 at any time other than at the end of an Interest Period or (v) Term SOFR Loans (or portions thereof) shall become or be declared to be due prior to the scheduled maturity thereof, then the Borrower shall pay to each Lender an amount that will compensate such Lender for any loss (other than lost profit) or premium or penalty incurred by such Lender as a result of such prepayment, conversion, declaration or revocation in respect of funds obtained for the purpose of making or maintaining such Lender’s Term SOFR Loans, or any portion thereof. Such compensation shall include any loss, cost and expense attributable to such event arising from the liquidation or redeployment of funds.

(b) In connection with a demand for payment pursuant to this Section 4.03, a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Lender, setting forth in reasonable detail the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount. In the absence of demonstrable error, such certificate shall be conclusive as to the amount so required to be paid.

Section 4.04 Withholding and Additional Costs.

(a) Withholding.

(i) To the extent permitted by law, all payments under this Agreement and under the Revolving Credit Notes (including payments of principal and interest) shall be payable to each Lender free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes (collectively, “Taxes”). If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to such Lender the amount stated to be payable under this Agreement. The Borrower shall also hold each Lender harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within “Taxes”). If any of the Taxes specified in this Section 4.04(a) are paid by any Lender, the Borrower shall, upon demand of such Lender, promptly reimburse such Lender for such payments, together with any interest, penalties and expenses incurred in connection therewith; provided, however, that, the Borrower shall not be required to reimburse any Lender for any penalties incurred or caused by the failure or delay on the part of such Lender to pay any of the Taxes specified in this Section 4.04(a). The Borrower shall deliver to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder. Notwithstanding the foregoing, the Borrower shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Lender other than a Lender (A) that is a U.S. Person for U.S. federal income tax purposes or (B) that has the Prescribed Forms on file with the Borrower for the applicable year to the extent deduction or withholding of such taxes is not required as a result of such filing of such Prescribed Forms; provided, that, if the Borrower shall so deduct or withhold any such taxes, the Borrower shall provide a statement to the Administrative Agent and such Lender, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender may reasonably request for assisting such Lender to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender is subject to tax.

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (the “Prescribed Forms”) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(b) Additional Costs. Subject to Sections 4.04(c), (d) and (e):

(i) without duplication of any amounts payable described in Section 3.03 or 4.03(a), if after the date hereof, any Regulatory Change shall (1) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Lender’s Commitment or Loans, (2) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes (other than Taxes measured by the overall capital or net worth of the Administrative Agent or such Lender) and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, participations or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (3) impose on any Lender (or such Lender’s Applicable Lending Office) any other condition regarding this Agreement, its Commitment or the Loans (or participations in Swingline Loans) and the result of any event referred to in clause (1), (2) or (3) shall be to increase the cost to such Lender (or such Lender’s

Applicable Lending Office) of maintaining its Commitment or any Term SOFR Loans made by such Lender (which increase in cost shall be calculated in accordance with such Lender’s reasonable averaging and attribution methods) by an amount which such Lender deems to be material, then, upon demand by such Lender, the Borrower shall pay to the Administrative Agent or such Lender, as the case may be, on demand, an amount equal to such increase in cost; and

(ii) without duplication of any amounts payable described in Section 3.03 or 4.03(a), if any Lender shall have determined that any Regulatory Change relating to capital adequacy or liquidity (including any Regulatory Change made prior to the date hereof but not effective until after the date hereof), or compliance by such Lender (or such Lender’s Applicable Lending Office) with any Regulatory Change regarding capital adequacy or liquidity (whether or not having the force of law), has or would have the effect of, reducing the rate of return on capital for such Lender (or such Lender’s Applicable Lending Office) or any corporation controlling such Lender as a consequence of its obligations under this Agreement to a level below that which such Lender (or such Lender’s Applicable Lending Office) or such corporation could have achieved but for such Regulatory Change (taking into consideration such Lender’s (or such Lender’s Applicable Lending Office) or such corporation’s policies with respect to capital adequacy or liquidity), then from time to time, upon demand by such Lender, the Borrower shall pay to such Lender, on demand, such additional amount or amounts as will compensate such Lender (or such Lender’s Applicable Lending Office) or such corporation for such reduction.

(c) Lending Office Designations. Before making any demand for payment pursuant to this Section 4.04, each Lender shall, if possible, designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) Certificate, Etc. In connection with any demand for payment pursuant to this Section 4.04, a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Lender, setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount.

(e) Limitations; Delay in Requests. The Borrower shall not be obligated to compensate a Lender for any amount under Section 4.04(b) arising or occurring more than (i) 90 days prior to the date on which an office of such Lender primarily responsible for the administration of this Agreement obtains actual knowledge that such Lender is entitled to such compensation or (ii) nine months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) FATCA. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 4.04(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Cooperation. The Borrower agrees, upon the request of the Administrative Agent or any Lender, promptly to execute, deliver and complete such forms, certificates and other documents, make such filings and otherwise cooperate with the Administrative Agent or such Lender, in each case as the Administrative Agent or such Lender may reasonably request from time to time, in order for the Administrative Agent or such Lender to establish that the Administrative Agent or such Lender is not subject to, or is entitled to a reduction in the amount of or exemption from, any deduction, withholding or other Taxes with respect to any payments to the Administrative Agent or such Lender for principal, interest, fees or other amounts under the Credit Documents, including United Kingdom HM Revenue & Customs’ Form DTTP2.

Section 4.05 Funding Impracticable; Alternate Rate of Interest.

(a) If at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making or maintenance of all or any part of such Lender’s Term SOFR Loans has been made impracticable or unlawful because of compliance by such Lender in good faith with any law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of such body (whether or not having the effect of law) then the Administrative Agent, upon notification to it of such determination by such Lender, shall forthwith advise the other Lenders and the Borrower thereof. Upon such date as shall be specified in such notice and until such time as the Administrative Agent, upon notification to it by such Lender, shall notify the Borrower and the other Lenders that the circumstances specified by it in such notice no longer apply, (i) notwithstanding any other provision of this Agreement, such Term SOFR Loans shall, automatically and without requirement of further notice, or any payment pursuant to Section 4.03 or 4.04, by the Borrower, be converted to Base Rate Loans, and (ii) the obligation of such Lender to make or continue Term SOFR Loans shall be suspended, and, if the Borrower shall request in a Borrowing Request or a Conversion Request that the Lenders make a Term SOFR Loan, the Loan requested to be made by such Lender shall instead be made as a Base Rate Loan.

(b) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 4.09, and the circumstances under Section 4.09(a) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 4.05(b), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (I) the Borrower may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein and (II) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 4.06 Expenses; Indemnity; Damage Waivers.

(a) The Borrower agrees, whether or not any Loan is made, to pay or reimburse the Administrative Agent and the Swingline Lender all of its reasonable and documented out-of-pocket fees and expenses incurred in connection with the development, preparation, negotiation, execution, closing and syndication of, the Credit Documents and the administration of the credit facility established under the Credit Documents and any amendment, supplement or modification thereto (whether or not executed or effective) and any documents prepared in connection therewith, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Swingline Lender and the maintenance of an electronic platform (including charges of SyndTrak or any similar electronic information platform) or information transmission systems in connection with this Agreement.

(b) The Borrower agrees to pay all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent and the Swingline Lender and, after the occurrence and during the continuance of an Event of Default, the Joint Lead Arrangers, the Joint Bookrunners or any Lender (including the reasonable fees and disbursements of one counsel to the Administrative Agent and the Swingline Lender, unless (and to the extent) conflicts of interest require the use of more than one counsel) in connection with the enforcement of, and the protection of their respective rights under, any provision of any Credit Document or any amendment or supplement to this Agreement (including all such fees and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any bankruptcy proceeding).

(c) The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, each of the Lenders (including the Swingline Lender) and each of their respective Affiliates and their respective directors, officers, employees, agents and advisors (each, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including legal counsel fees and expenses (limited, in the case of any fees and expenses of legal counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of primary counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel for all Indemnitees, taken as a whole, in each relevant material jurisdiction and, in each case, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel to each group of affected Indemnitees, similarly situated and taken as a whole), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated by any Credit Document (including the Indemnitee’s reliance on any Credit Document Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties thereto of their respective obligations under any Credit Document or the consummation of the transactions contemplated by any Credit Document, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) All amounts due under this Section 4.06 shall be payable in immediately available funds upon written demand therefor.

(e) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

Section 4.07 Survival.

The provisions of Sections 4.03, 4.04, 4.06 and 9.06, shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the reduction or termination of any Commitments, the invalidity or unenforceability of any term or provision of any Credit Document, or any investigation made by or on behalf of the Lenders.

Section 4.08 Replacement of a Lender.

Notwithstanding anything to the contrary contained herein, if any Lender shall request compensation pursuant to Section 4.04(b)(i) or (ii) then, in each case, the Borrower may require that such Lender transfer all of its right, title and interest under this Agreement and such Lender’s Revolving Credit Notes to one or more of the other Lenders or any other lender identified by the Borrower and reasonably acceptable to the Administrative Agent (and if a Commitment is being assigned, the Swingline Lender) as a Replacement Lender which is willing to assume all of the obligations of such Lender, for consideration equal to the outstanding principal amount of such Lender’s Loans and participations in Swingline Loans, together with interest thereon to the date of such transfer and all other amounts payable under the Credit Documents to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 4.03 as if all of such Lender’s Loans were being prepaid in full on such date). Subject to the execution and delivery of new notes, an Assignment and Assumption, and such other documents as such Lender may reasonably require, such Replacement Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 4.04 and 4.06 (without duplication of any payments made to such Lender by the Borrower or the Replacement Lender) shall survive for the benefit of any Lender replaced under this Section 4.08 with respect to the time prior to such replacement. Each party hereto agrees that (a) an assignment required pursuant to this Section 4.08 or Section 2.06 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

Section 4.09 Benchmark Replacement Setting.

Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining one-month, three-month and six-month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one-month, three-month and six-month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of dollar-denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one-month, three-month and six-month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Credit Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 4.09(a) or (b) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 4.09 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar dollar-denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 P.M. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Credit Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Corporate Existence.

(i) The Borrower and each of its Significant Subsidiaries has been duly organized or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

(ii) the Borrower and each of its Significant Subsidiaries has the corporate (or analogous) power and authority and all necessary governmental licenses, authorizations, consents and approvals material to the ownership of its assets and the carrying on of its business except as would not be reasonably expected to have a Material Adverse Effect;

(iii) the Borrower has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement and the Revolving Credit Notes; and

(iv) the Borrower is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except any such failure to be qualified, licensed or in good standing as would not be reasonably expected to have a Material Adverse Effect.

(b) Corporate Authorization; No Contravention. The execution, delivery, and performance by the Borrower of the Credit Documents have been duly authorized by all necessary corporate action and do not and will not:

(i) contravene the terms of the Borrower’s articles of incorporation, bylaws or other organizational document;

(ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation, injunction, order or decree to which the Borrower is a party or by which it is bound including the CPUC Order; or

(iii) violate any Requirement of Law.

(c) Governmental Authorization. No consent, approval, authorization or order of any Governmental Authority is required for due execution, delivery and performance by the Borrower of the Credit Documents, other than the CPUC Order, which has been obtained and is in full force and effect.

(d) Binding Effect. This Agreement is, and the Revolving Credit Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective Property which (i) purport to affect or pertain to this Agreement, or any of the transactions contemplated hereby; or (ii) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of any Credit Document or directing that the transactions provided for herein not be consummated as herein provided.

(f) No Default. No Default or Event of Default exists or would result from the incurring of the Obligations by the Borrower under this Agreement. Neither the Borrower, nor any of its Significant Subsidiaries, is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, would have a Material Adverse Effect.

(g) ERISA Compliance. (i) Each Qualified Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and to the best knowledge of the Borrower, benefits have been paid in accordance with the provisions of such Plan.

(i) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code or is the subject of a favorable IRS opinion or advisory letter, the IRS has not determined that any amendment to any Qualified Plan does not qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification or tax-exempt status.

(ii) There is no material outstanding liability under Title IV of ERISA (other than the liability of the Plan to pay benefits) with respect to any Plan maintained or sponsored by the Borrower or any ERISA Affiliate (as to which the Borrower is or may be liable), or with respect to any Plan to which the Borrower or any ERISA Affiliate (wherein the Borrower is or may be liable) contributes or is obligated to contribute.

(iii) None of the Pension Plans has any Unfunded Pension Liability in excess of ten percent (10%) of the Net Worth as to which the Borrower is or may be liable.

(iv) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Borrower or to which the Borrower is obligated to contribute.

(v) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Borrower or its assets, (ii) any ERISA Affiliate with respect to any Qualified Plan of the Borrower, or (iii) any fiduciary with respect to any Plan for which the Borrower may be directly or indirectly liable, through indemnification obligations or otherwise, which would be reasonably likely to have a Material Adverse Effect.

(vi) The Borrower has not incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Qualified Plan except for liability that would not be reasonably expected to have a Material Adverse Effect.

(vii) The Borrower has not transferred any Unfunded Pension Liability to any entity other than an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA except as would not be reasonably expected to have a Material Adverse Effect.

(viii) The Borrower has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would have a Material Adverse Effect.

(h) Use of Proceeds; Margin Regulations. No Loans nor part of the proceeds of any Loan will be used, whether directly or indirectly, (i) to purchase or carry Margin Stock ~~or~~, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock ~~or~~, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock~~.~~, or (iv) for any other purpose in each of clauses (i) through (iv), in violation of any of the regulations of the Federal Reserve Board (including Regulations T, U and X). The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each borrowing of Loans, not more than 25% of the value of the assets either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis will be Margin Stock.

(i) Title to Property. The Borrower and each of its Significant Subsidiaries has sufficient and legal title in fee simple to or valid leasehold interest in all its real Property, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. Such Property is free and clear of all Liens, except Permitted Liens.

(j) Taxes. The Borrower and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Property, income or assets otherwise due and payable except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (b) those ~~levied or imposed on Subsidiaries other than Significant Subsidiaries~~ the nonpayment of which would not, in the aggregate, have a Material Adverse Effect. To the best knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

(k) Financial Condition.

(i) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2023 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the period then ended, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of, and the results of its operations and cash flows for, the period then ended, applied on a consistent basis. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, are complete and accurate in all material respects, and show all material indebtedness and other liabilities of the Borrower and its consolidated Subsidiaries as of the date thereof (including liabilities for taxes and material commitments).

(ii) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of March 31, 2024 (A) were prepared in accordance with GAAP in effect on the date such statements were prepared (subject to normal year end audit adjustments and the absence of footnotes), and (B) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, at such dates and the consolidated results of operations for the periods then ended.

(l) Environmental Matters.

(i) The operations of the Borrower and each of its Subsidiaries comply with all Environmental Laws except where such noncompliance would not have a Material Adverse Effect.

(ii) The Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where the failure so to obtain, be in good standing or be in compliance would not have a Material Adverse Effect.

(iii) None of the Borrower, any of its Subsidiaries or any of their present Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which would have a Material Adverse Effect.

(iv) There are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Borrower or its Subsidiaries which would have a Material Adverse Effect. Without limiting the generality of the foregoing, except as would not, in the aggregate, have a Material Adverse Effect (i) neither the Borrower nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws or (y) that are leaking or disposing of Hazardous Materials offsite and (ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA or any other Environmental Law.

(m) Investment Company. Neither the Borrower nor any Person controlling the Borrower is an “Investment Company” within the meaning of the Investment Company Act of 1940.

(n) Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries which would have a Material Adverse Effect, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority which would have a Material Adverse Effect.

(o) Insurance. The Property of the Borrower and its Significant Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar Property in localities where the Borrower or such Significant Subsidiary operates.

(p) Full Disclosure. None of the representations or warranties made by the Borrower in this Agreement as of the date of such representations and warranties, and none of the statements contained in any certificate furnished by or on behalf of the Borrower in connection with this Agreement contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(q) Compliance with Applicable Laws. Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default would have a Material Adverse Effect. The Borrower and each Subsidiary is complying in all material respects with all applicable statutes and regulations, including ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Authorities, a violation of which would have a Material Adverse Effect.

(r) Ranking. The Obligations of the Borrower to the Lenders to be undertaken under the Credit Documents rank senior to or pari passu with other Unsecured Debt of the Borrower.

(s) Anti-Corruption Laws and Anti-Terrorism Laws.

(i) None of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(ii) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and each such Subsidiary thereof with Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws.

(iii) The operations of the Borrower and its Subsidiaries are conducted in compliance with all applicable Anti-Corruption Laws and Anti-Terrorism Laws and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to any potential violation of the Anti-Corruption Laws or Anti-Terrorism Laws is pending, or to the knowledge of the Borrower threatened in writing. The Borrower has provided to the Administrative Agent and the Lenders all information that has been requested regarding the Borrower and its Subsidiaries and its Affiliates necessary for the Administrative Agent and the Lenders to comply with “know your customer” and Anti-Terrorism Laws and such information is correct.

(t) Beneficial Ownership Certification. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to the Administrative Agent in connection with this Agreement is true and correct in all respects.

(u) Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary was a United States Person, or (iii) any other activity that would cause the Administrative Agent, any Lender or the Swingline Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent, any Lender or the Swingline Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Credit Document.

(v) Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated by this Agreement, including the making of any Loan hereunder, will give rise to anon-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(w) Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

Section 5.02 Survival.

All representations and warranties made by the Borrower in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Lenders, (ii) survive the making of Loans regardless of any investigation made by, or on behalf of, the Lenders, and (iii) continue in full force and effect as long as the Commitments have not been terminated and, thereafter, so long as any Loan, fee or other amount payable hereunder remains unpaid.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to the Availability of the Commitments.

The obligations of each Lender hereunder are subject to, and the Lenders’ Commitments shall not become available until the earliest date (the “Closing Date”) on which each of the following conditions precedent shall have been satisfied or waived in writing by the Lenders:

(a) This Agreement. The Administrative Agent shall have received this Agreement duly executed and delivered by each of the Lenders and the Borrower.

(b) The Revolving Credit Notes. The Borrower shall have delivered to the Administrative Agent a duly executed Revolving Credit Note for each Lender that requests a Revolving Credit Note.

(c) Evidence of Corporate Action. The Lenders shall have received the following:

(i) the articles of incorporation of the Borrower as in effect on the Closing Date, certified by the Secretary of State of California as of a recent date and by the Secretary or Assistant Secretary of the Borrower as of the Closing Date and the bylaws of the Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date.

(ii) a certificate of good standing for the Borrower from the Secretary of State of California, certifying that the Borrower is in good standing in such state, such certificate to be dated reasonably near the Closing Date.

(iii) copies of the resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of this Agreement and the Revolving Credit Notes and authorizing the borrowings hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

(iv) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Revolving Credit Notes and any certificates or other documents, to be delivered in connection herewith.

(d) Opinions of Counsel. The Lenders shall have received a favorable written opinion, dated the Closing Date, of Morrison & Foerster LLP, as to such matters concerning the Borrower and the Credit Documents as the Required Lenders may reasonably request.

(e) Representations and Warranties; Etc. The following statements shall be true and the Administrative Agent shall have received a certificate signed by a Responsible Officer, dated the Closing Date:

(i) stating that immediately after giving effect to the transactions contemplated by the Credit Documents to be consummated on the Closing Date, the representations and warranties in the Credit Documents, or which are contained in any document furnished at any time under or in connection therewith are correct on and as of the Closing Date (except those which are expressly specified to be made as of an earlier date) as though made on and as of such date in all material respects (except for any representation or warranty that is qualified by materiality or reference to Material Adverse Effect (in which case such representation or warranty is true in all respects));

(ii) stating that since December 31, 2023, neither the Borrower nor any of its Subsidiaries have entered into or consummated any transaction or transactions, and there has occurred no change, including as a result of a Regulatory Change, affecting the business, credit, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, which would have a Material Adverse Effect;

(iii) stating that no litigation, proceeding or inquiry before or by any arbitrator or Governmental Authority is continuing or, to the best of the Borrower’s knowledge, threatened which would have a Material Adverse Effect;

(iv) stating that immediately after giving effect to the transactions contemplated by the Credit Documents to be consummated on the Closing Date, no event has occurred and is continuing which constitutes a Default or Event of Default;

(v) setting forth reasonably detailed calculations of the ratio of Funded Debt to Total Capitalization as of the most recently ended fiscal quarter of the Borrower and demonstrating that such ratio of Funded Debt to Total Capitalization does not exceed 0.70 to 1.00; and

(vi) setting forth the Borrower’s current Senior Debt Ratings.

(f) Existing Credit Agreement. All existing Debt of the Borrower and its Subsidiaries under the Existing Credit Agreement has been repaid in full, all commitments with respect thereto have been terminated, and all guarantees, liens and security interests related thereto have been terminated.

(g) Other Documents. The Lenders shall have received such other certificates, opinions and other documents as the Required Lenders reasonably may require.

(h) Fees and Expenses. The Borrower shall have paid (i) the fees and expenses of counsel to the Administrative Agent in connection with the preparation, negotiation and closing of the Credit Documents and (ii) the fees and other amounts required to be paid to the Administrative Agent, the Joint Bookrunners and the Joint Lead Arrangers, and the Lenders on the Closing Date.

(i) 2023 Audited Financial Statements. The Lenders shall have received the audited consolidated balance sheet of the Borrower as of December 31, 2023 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the period then ended, audited by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit relating to the material operations of the Borrower).

(j) Beneficial Ownership Certification. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent and the Lenders a Beneficial Ownership Certification in relation to the Borrower.

(k) “Know Your Customer” Information. The Administrative Agent and the Lenders shall have received at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Borrower and its Subsidiaries that shall have been requested by the Lenders in writing at least ten (10) days prior to the Closing Date and that the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Without limiting the generality of the provisions of Sections 9.02 or 9.03, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 6.02 Conditions to All Loans.

The obligations of the Lenders to make each Loan are subject to the conditions precedent that, on the date of each Loan and after giving effect thereto, each of the following conditions precedent shall have been satisfied or waived in writing by the Lenders required to waive any condition precedent not satisfied:

(a) Borrowing Request. The Administrative Agent (and the Swingline Lender, if applicable) shall have received a Borrowing Request (or a Swingline Loan Notice, if applicable) complying with the terms of this Agreement.

(b) No Default. No Default or Event of Default shall have occurred and be continuing, nor shall any Default or Event of Default occur as a result of the making of such Loan.

(c) Representations and Warranties. The representations and warranties in the Credit Documents, or which are contained in any document furnished at any time under or connection herewith or therewith, shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, except that for purposes of this Section 6.02, the representations and warranties contained in Section 5.01(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) or (a)(ii), as applicable.

Section 6.03 Satisfaction of Conditions Precedent.

Each of (i) the delivery by the Borrower of a Borrowing Request (unless the Borrower notifies the Lenders in writing to the contrary prior to the Borrowing Date) and (ii) the acceptance of the proceeds of a Loan shall be deemed to constitute a certification by the Borrower that, as of the Borrowing Date, each of the conditions precedent contained in Section 6.02 has been satisfied with respect to any Loans then being made.

ARTICLE VII

COVENANTS

Section 7.01 Affirmative Covenants.

Until satisfaction in full of all the obligations of the Borrower under the Credit Documents and termination of the Commitments of the Lenders hereunder:

(a) Financial Statements; Compliance Certificates. The Borrower shall furnish to the Lenders:

(i) As soon as available, but not later than 120 days after the end of each fiscal year of the Holding Company (A) the audited consolidated balance sheet of the Holding Company as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows for such fiscal year, and (B) the audited unconsolidated balance sheet of the Borrower as of the end of such fiscal year and the related unconsolidated statements of income, changes in shareholders’ equity and cash flows for such fiscal year, each audited by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit relating to the material operations of the Holding Company and the Borrower), in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer who was involved in the preparation of the financial statements referred to herein.

(ii) As soon as available, but not later than 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Holding Company, (A) the unaudited unconsolidated balance sheet of the Borrower as of the end of such quarterly period and the related unaudited unconsolidated statements of income, changes in shareholders’ equity and cash flows, and (B) the unaudited consolidated balance sheet of the Holding Company as of the end of such quarterly period and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period. Such statements shall be in reasonable detail and certified by a Responsible Officer who was involved in the preparation of the financial statements referred to herein.

(iii) Concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer (A) stating that, to the best of such officer’s knowledge after reasonable investigation, the Borrower, during such period, has observed or performed all of its covenants and other agreements in all material respects, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) certifying that the financial statements referred to in clauses (i) and (ii) above have been posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or on the Borrower’s behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access, and (C) showing in detail the calculation supporting such statement in respect of Section 7.03.

(iv) Any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(v) Within five days after the same are sent, copies of all financial statements and reports which the Holding Company sends to its shareholders, and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Holding Company may make to, or file with, the SEC.

(vi) Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a)(i), (a)(ii) or (a)(v) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies or electronic mail electronic versions (i.e., soft copies) of the compliance certificates required by clause (iii) of this Section 7.01(a) to the Administrative Agent. Except for such compliance certificates required by clause (iii) of this Section 7.01(a), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies or electronic versions (i.e., soft copies) of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that the Administrative Agent and/or the Joint Lead Arrangers and Joint Bookrunners may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”).

(b) Notices. The Borrower shall promptly notify the Administrative Agent (who shall notify each Lender):

(i) of the occurrence of any Default or Event of Default;

(ii) of any (A) breach or non-performance of, or any default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would be reasonably expected to result in a Material Adverse Effect; or (B) dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect;

(iii) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary which, if adversely determined, would have a Material Adverse Effect;

(iv) of any other litigation or proceeding affecting the Holding Company or the Borrower or any of its Subsidiaries which the Holding Company or the Borrower would be required to report to the SEC pursuant to the Securities Exchange Act of 1934, within four days after reporting the same to the SEC;

(v) of any ERISA Event affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such ERISA Event) and promptly after the filing or delivery thereof, (i) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (ii) any notice delivered by the PBGC to the Borrower or any ERISA Affiliate with respect to such ERISA Event;

(vi) upon becoming aware of any Material Adverse Effect;

(vii) upon becoming aware of any change in the Borrower’s Senior Debt Rating by Moody’s or S&P;

(viii) following any change in accounting policies or financial reporting practices which have a material effect on the financial statements of the Borrower or the Holding Company; and

(ix) upon becoming aware of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.01(b) shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein.

(c) Preservation of Corporate Existence, Etc. The Borrower shall and shall cause each of its Significant Subsidiaries to:

(i) preserve and maintain in full force and effect its corporate (or analogous) existence and good standing under the laws of its state or jurisdiction of incorporation or formation except as permitted under Section 7.02(b) hereof;

(ii) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or useful in the normal conduct of its business, except as would not be reasonably expected to have a Material Adverse Effect; and

(iii) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would have a Material Adverse Effect.

(d) Maintenance of Property. The Borrower shall maintain, and shall cause each of its Significant Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and except as permitted under Section 7.02(b) hereof.

(e) Insurance. The Borrower shall maintain, and shall cause each Significant Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance.

(f) Payments of Obligations. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable (or prior to delinquency), all obligations and liabilities material to the Borrower and its Subsidiaries taken as a whole, including:

(i) all tax liabilities, assessments and governmental charges or levies upon it or its Property or assets, and

(ii) all lawful claims which, if unpaid, might by law become a Lien other than a Permitted Lien upon its Property.

except in each case (x) those that are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (y) the nonpayment of which would not, in the aggregate, have a Material Adverse Effect.

(g) Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to, comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or where such noncompliance would not have a Material Adverse Effect.

(h) Inspection of Property and Books and Records. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. To the extent permitted by applicable law and subject to Section 11.05, the Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender to visit and inspect any of their respective Property, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Administrative Agent or any Lender for more than one inspection during any calendar year.

(i) Ranking. The Borrower shall cause all of the Obligations of the Borrower to the Lenders to at all times rank senior to or pari passu with other Unsecured Debt of the Borrower.

(j) Compliance with Anti-Terrorism Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Anti-Terrorism Laws and regulations applicable to it including (i) ensuring that no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of the Executive Order, any related enabling legislation or any similar executive order and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

Section 7.02 Negative Covenants.

Until satisfaction in full of all the obligations of the Borrower under the Credit Documents and termination of the Commitments of the Lenders hereunder, the Borrower will not, without the written consent of the Required Lenders:

(a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its Property except Permitted Liens.

(b) Consolidations and Mergers; Disposition of Assets. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of, or permit any of its Significant Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereinafter acquired) or enter into, or permit any of its Significant Subsidiaries to enter into, any joint venture or partnership with, any Person except:

(i) any Significant Subsidiary of the Borrower may merge, consolidate or combine with or into, or transfer assets to (A) the Borrower (if the Borrower shall be the continuing or surviving corporation) or (B) any one or more Subsidiaries of the Borrower; provided, that, if any transaction permitted by this clause (B) shall involve a wholly-owned Subsidiary and a Subsidiary that is not wholly-owned, such wholly-owned Subsidiary shall be the continuing or surviving corporation;

(ii) any Significant Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another wholly-owned Significant Subsidiary of the Borrower; if immediately after giving effect thereto no Default or Event of Default would exist;

(iii) the Borrower may merge, consolidate or combine with another entity if (1) the Borrower is the corporation surviving the merger, and (2) immediately after giving effect thereto, no Default or Event of Default would exist; and

(iv) the Borrower and any Subsidiary may enter into joint ventures and partnerships in the same line of business.

(c) Investments and Acquisitions. Make, or permit any of its Significant Subsidiaries to make, any Investments or Acquisitions except (i) for Permitted Investments, (ii) as required by any Governmental Authority, and (iii) for Acquisitions; provided, that:

(i) immediately before or after giving effect to each Acquisition, no Default or Event of Default shall or would exist, and immediately after giving effect thereto, all of the representations and warranties contained in this Agreement shall be true and correct with the same effect as though then made,;

(ii) the Person, business or assets acquired in such Acquisition is engaged in or useful in the same line of business as the Borrower or any Significant Subsidiary; and

(iii) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and shareholders (or equivalent), if required, of the Borrower or the applicable Significant Subsidiary and the entity to be acquired in such Acquisition.

(d) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with any Affiliate of the Borrower or of any such Subsidiary except as permitted by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

(e) Compliance with ERISA. Directly or indirectly, or permit any ERISA Affiliate to directly or indirectly (i) terminate~~,~~ any ~~Qualified~~Pension Plan ~~subject to Title IV of ERISA~~ so as to result in any material (in the opinion of the Administrative Agent) liability to the Borrower or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Administrative Agent) liability of the Borrower or any ERISA Affiliate, or (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Required Lenders) liability to the Borrower or any ERISA Affiliate, (iv) except in the ordinary course of business consistent with past practice, enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to result in any material (in the opinion of the Administrative Agent) liability of the Borrower or any ERISA Affiliate, or (v) permit the present value of all nonforfeitable accrued benefits under each Qualified Plan (using the actuarial assumptions that would be utilized by the PBGC upon termination of such a Qualified Plan) materially (in the opinion of the Required Lenders) to exceed the fair market value of such Qualified Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Qualified Plan; provided, however, that, any liability of $25,000,000 or less shall not be considered “material” for purposes of this Section 7.02(e).

(f) [Reserved].

(g) Restricted Payments. Declare or make any dividend payment or other distribution of assets, Property, cash, rights, obligations or securities on account of any shares of any class of its capital stock or purchase, redeem or otherwise acquire for value (or permit any of its non-wholly-owned Subsidiaries to do so) any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding if a Default or Event of Default has occurred and is continuing or would result therefrom.

(h) Change in Business. Engage, or permit any of its Subsidiaries to engage, in any material line of business substantially different from those lines of business carried on by it on the date hereof and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in the preparation for such businesses.

(i) Use of Proceeds. Use the proceeds of any Loan other than to refinance the Existing Credit Agreement, to fund fees and expenses associated with this Agreement and for ongoing working capital and other general corporate purposes. Without limiting the foregoing, the Borrower will not, directly or knowingly indirectly, use the proceeds of any advance, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other Person (A) to fund any activities or business of or with any Person, or in any country or territory, that at the time of such funding, is, or whose government is, the subject of Sanctions, (B) in any other manner that would result in a violation of Sanctions by any Person including the Borrower, the Lenders and the Administrative Agent or (C) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws.

(j) Outbound Investment Rules. Directly or indirectly (i) be or become, or permit any of its Subsidiaries to be or become, a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (ii) engage, or permit any of its Subsidiaries to engage, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person, or (C) any other activity that would cause the Administrative Agent, any Lender or the Swingline Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent, any Lender or the Swingline Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Credit Document.

Section 7.03 Financial Covenant.

Until satisfaction in full of all the obligations of the Borrower under the Credit Documents and termination of the Commitments of the Lenders hereunder, the Borrower will not permit the ratio of Funded Debt to Total Capitalization to exceed 0.70 to 1.00 as of the end of any fiscal quarter of any fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2024).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

If one or more of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail duly to pay any principal of any Loan when due, whether at maturity, by notice of intention to prepay or otherwise; or

(b) the Borrower shall fail duly to pay any interest, fee or any other amount payable under the Credit Documents within two Business Days after the same shall be due; or

(c) any representation or warranty made or deemed made by the Borrower herein, or any statement or representation made in any certificate, report or opinion delivered by or on behalf of the Borrower in connection herewith, shall prove to have been false or misleading in any material respect when so made or deemed made; or

(d) the Borrower shall fail duly to observe or perform any term, covenant or agreement contained in Sections 7.01(c), 7.02 or 7.03; or

(e) the Borrower shall fail duly to observe or perform any other term, covenant or agreement contained in this Agreement and such failure shall have continued unremedied for a period of thirty (30) days after a Responsible Officer shall have obtained knowledge thereof; or

(f) the Borrower or any Subsidiary shall fail to pay any of its obligations for Debt (other than its Obligations hereunder) in an amount of $25,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other default or event of default under any agreement or instrument relating to any such obligation shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, or if the maturity of such obligation is accelerated, or any such obligation shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof; or

(g) one or more judgments against the Borrower or any Subsidiary or attachments against its Property, which in the aggregate exceed $25,000,000 not covered by insurance, or the operation or result of which would interfere materially and adversely with the conduct of the business of the Borrower, shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of 30 days or more; or any Person shall have filed any suit, action or proceeding which results in the granting of any form of injunction or restraining order, temporary or otherwise, the compliance with which would have a Material Adverse Effect, and which injunction or restraining order is not dissolved (or otherwise terminated) or modified within 30 days so as to eliminate that portion of such injunction or restraining order which would have such Material Adverse Effect; or

(h) any order, writ, warrant, garnishment or other process of any court attaching, garnishing, distraining or otherwise freezing assets of the Borrower or any Subsidiary in an amount equal to $25,000,000 or more in value in the aggregate for all such orders, writs, warrants, garnishments shall remain unstayed on appeal, undischarged or undismissed for a period of 30 days or more; or

(i) (i) the Borrower or any Subsidiary shall commence any case, proceeding, or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debts, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above and such case, proceeding or action shall not have been vacated, discharged or stayed within 60 days from the entry thereof; or (iii) the Borrower or any Subsidiary shall consent to the institution of, or fail to controvert in a timely and appropriate manner, any case, proceeding or other action of a nature referred to above; or (iv) the Borrower or any Subsidiary shall file an answer admitting the material allegations of a petition filed against it in any case, proceeding or other action of a nature referred to above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) the Borrower or any Subsidiary shall take corporate action for the purpose of effecting any of the foregoing; or

(j) (i) the Borrower or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan where such failure can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount in excess of ten percent (10%) of the Net Worth; (ii) the Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412 of the Code, whether or not it has sought a waiver under Section 412(d) of the Code where such failure can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount in excess of ten percent (10%) of the Net Worth; (iii) the Unfunded Pension Liabilities of a Plan or Plans shall exceed ten percent (10%) of the Net Worth; (iv) a Qualified Plan ~~that is intended to be qualified under Section 401(a) of the Code~~ shall lose its qualification status, and such loss can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of ten percent (10%) of the Net Worth or more; (v) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Borrower or an ERISA Affiliate shall result in a net increase in unfunded liabilities of the Borrower or an ERISA Affiliate in excess of ten percent (10%) of the Net Worth; or (vi) any combination of events listed in clause (~~iii~~i)  through (v) that involves a net increase in aggregate Unfunded Pension Liabilities ~~and~~, unfunded liabilities and other liabilities (for additional taxes, to Plan participants, or otherwise) in excess of ten percent (10%) of the Net Worth shall occur; or

(k) all or substantially all of the Property of the Borrower or its Subsidiaries shall be condemned, seized or appropriated, excluding Property of a Subsidiary other than a Significant Subsidiary the condemnation, seizure or appropriation of which would not have a Material Adverse Effect; or

(l) any Governmental Authority shall revoke or fail to renew any license, permit or franchise of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries shall for any reason lose any license, permit or franchise, if such revocation, non-renewal or loss would have a Material Adverse Effect; or

(m) any Credit Document (other than Revolving Credit Notes which have been replaced or superseded) shall cease to be in full effect; or

(n) a Change in Control shall occur;

then, and at any time during the continuance of such Event of Default, the Administrative Agent, at the written request of the Required Lenders, may, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare any Loans then outstanding to be due and payable, whereupon the principal of the Loans so declared to be due, together with accrued interest thereon and any other unpaid amounts accrued under the Credit Documents, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind (all of which are hereby expressly waived by the Borrower); provided, that, in the case of any Event of Default described in Section 8.01(i) occurring with respect to the Borrower, the Commitments shall automatically and immediately terminate and the principal of all Loans then outstanding, together with accrued interest thereon and any other unpaid amounts accrued under the Credit Documents, shall automatically and immediately become due and payable without presentment, demand, protest or any other notice of any kind (all of which are hereby expressly waived by the Borrower).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 The Agency.

(a) Each Lender appoints Bank of America as its agent hereunder and irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers hereunder as are specifically delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment subject to the terms hereof. The ~~relationship between the Administrative Agent and the Lenders shall be that of agent and principal only and nothing herein shall be construed to constitute the Administrative Agent a trustee or fiduciary for any Lender nor to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. The~~ provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

(b) In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary thereof, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 9.02 Exculpatory Provisions.

The Administrative Agent, the Joint Lead Arrangers or the Joint Bookrunners, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Joint Lead Arrangers or the Joint Bookrunners, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Joint Lead Arrangers or the Joint Bookrunners or any of their respective Affiliates, directors, officers, employees, agents and advisors in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.06) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be bound by any waiver, amendment, supplement, or modification of this Agreement which affects its duties hereunder, unless it shall have given its prior written consent thereto. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 9.03 Limitation of Liabilities.

Each of the Lenders and the Borrower agree that (i) neither the Administrative Agent nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for its or their own gross negligence or willful misconduct as determined by a final and nonappealable ruling by a court of competent jurisdiction, (ii) neither the Administrative Agent nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Administrative Agent, ~~and~~ (iii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any Subsidiary thereof in connection with this Agreement or any other Credit Document and (iv) the Administrative Agent shall be entitled to rely upon any notice, consent, certificate, statement or other document (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed and/or sent by the proper Persons. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Section 9.04 The Administrative Agent as a Lender.

The Person serving as the Administrative Agent hereunder (including in its capacity as Swingline Lender) shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.05 Lender Credit Decision.

Neither the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, nor any of their respective Affiliates, officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Lenders as to, (i) the condition, financial or otherwise, of the Borrower or any Subsidiary thereof or the truth of any representation or warranty given or made in this Agreement, or in connection herewith or (ii) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of this Agreement or any other document or instrument related hereto. Except as specifically provided herein, neither the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, nor any of their respective Affiliates, officers or employees shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Borrower or any of its Subsidiaries, whether such information comes into such Person’s possession on or before the date hereof or at any time thereafter. Each Lender acknowledges that (i) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (ii) all information reviewed by it in its credit analysis or otherwise in connection herewith has been provided solely by or on behalf of the Borrower, and the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners have no responsibility for such information. Each Lender also acknowledges that it will independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner or any other Lender, based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrower) between the Borrower and its Affiliates, on the one hand, and Bank of America, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrower or its Affiliates may provide information, including updates to previously provided information to Bank of America, N.A. and/or its Affiliates acting in different capacities, including as Lender, issuing bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither Bank of America, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of the Borrower.

Section 9.06 Indemnification.

Each Lender agrees to indemnify the Administrative Agent and the Swingline Lender, to the extent not reimbursed by the Borrower, ratably in proportion to its Commitment, from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Swingline Lender in any way relating to or arising out of this Agreement, or any action taken or omitted to be taken by the Administrative Agent or the Swingline Lender hereunder; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Swingline Lender or any of ~~its~~their respective officers or employees as determined by a final and nonappealable ruling by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent and the Swingline Lender promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of counsel incurred by the Administrative Agent or the Swingline Lender) in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements thereto, to the extent that the Administrative Agent or the Swingline Lender is not reimbursed for such expenses by the Borrower. Except for action expressly required of the Administrative Agent or the Swingline Lender hereunder, the Administrative Agent and the Swingline Lender shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under this Section 9.06 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.07 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, ~~in consultation with~~subject to the prior written approval of the Borrower~~,~~ (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 4.04(a) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 9.07) . The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article IX and Section 4.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective directors, officers, employees, agents and advisors in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(c) Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as the Swingline Lender. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.07(c). Upon the appointment by the Borrower of a successor Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents.

Section 9.08 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective directors, officers, employees, agents and advisors. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the directors, officers, employees, agents and advisors of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.09 Syndication and Other Agents.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Syndication Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their respective capacities, if any, as Lenders.

ARTICLE X

EVIDENCE OF LOANS; TRANSFERS

Section 10.01 Evidence of Loans; Revolving Credit Notes.

The Borrower’s obligation to repay the Loans shall be evidenced by Revolving Credit Notes if requested by each Lender, one such payable to each such Lender. The Revolving Credit Note of each Lender shall (i) be in the principal amount of such Lender’s Commitment, (ii) be dated the Closing Date (or the effective date on which such Lender becomes a Lender hereunder) and (iii) be stated to mature on the Termination Date and bear interest from its date until maturity on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein. Each Lender is authorized to indicate upon the grid attached to its Revolving Credit Note all Loans made by it pursuant to this Agreement, interest elections and payments of principal and interest thereon. Such notations shall be presumptive, absent manifest error, as to the aggregate unpaid principal amount of all Loans made by such Lender, and interest due thereon, but the failure by any Lender to make such notations or the inaccuracy or incompleteness of any such notations shall not affect the obligations of the Borrower hereunder or under the Revolving Credit Notes.

In addition to the accounts and records referred to in clause (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 10.02 Participations.

(a) Any Lender may at any time grant to one or more financial institutions (but not to a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender or a subsidiary thereof or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) participating interests in its Commitment or any or all of its Loans (including such Lender’s participations in Swingline Loans). In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and, except to the extent such participating interest has been granted pursuant to Section 4.02(e), the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i) through (vi), inclusive, of Section 11.06(b) without the consent of the Participant.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04 (subject to the requirements and limitations in Section 4.04, including the requirements under Section 4.04(a) (it being understood that the documentation required under Section 4.04(a) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.03; provided, that, such Participant (A) agrees to be subject to the provisions of Section 4.08 as if it were an assignee under Section 10.03; and (B) shall not be entitled to receive any greater payment under Section 4.04(b), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.

(d) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 4.02(e) as though it were a Lender.

Section 10.03 Assignments.

(a) Any Lender may at any time assign to one or more financial institutions (but not to a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) ~~(each an “Assignee”)~~, other than a Defaulting Lender or a subsidiary thereof or any financial institution who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof (each an “Assignee”), all, or a proportionate part (provided, that, the requirement for assignment of a proportionate part of rights and obligations shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans) of all, of its rights and obligations under this Agreement (including such Lender’s participations in Swingline Loans), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption, with (and subject to) the signed consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given if the Borrower has not responded within ten Business Days of its receipt of a written request for such consent) and the Administrative Agent (which consent shall not be unreasonably withheld) and the Swingline Lender; provided, that, (i) each such assignment (other than assignments (x) to its Affiliates, (y) to an Approved Fund, or (z) of its entire interest) shall be in a minimum amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (unless otherwise approved by the Administrative Agent in its sole discretion), and (ii) after giving effect to each such assignment, the Commitment of the assignor (if it has not assigned its entire interest) and of the assignee shall be at least $5,000,000; provided, further, that, the foregoing consent requirement shall not be applicable in the case of an assignment or other transfer by any Lender to an Affiliate of such Lender, to another Lender, or to an Approved Fund; provided, further, that, any consent of the Borrower otherwise required under this Section shall not be required if an Event of Default has occurred and is continuing. Upon execution and delivery of an Assignment and Assumption (which may be in the form of electronic documentation or generated by use of an electronic platform) and payment by such Assignee to such transferring Lender of an amount equal to the purchase price agreed between such transferring Lender and such Assignee and payment by the transferring Lender or the Assignee of an assignment fee of $3,500 to the Administrative Agent (unless such fee is waived by the Administrative Agent in its sole discretion), such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption, and the transferring Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(b) No Assignee of any transferring Lender’s rights shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 4.04(c) requiring such transferring Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to this Section 10.03, Bank of America may, upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as the Swingline Lender. In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swingline Lender. If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.07(c). Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender.

Section 10.04 Certain Pledges.

Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under this Agreement and any Revolving Credit Note held by it in favor of any Federal Reserve Bank in accordance with Federal Reserve Board Regulation A (or any successor provision) or U.S. Treasury Regulation 31 C.F.R. § 203.14 (or any successor provision), and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE XI

MISCELLANEOUS

Section 11.01 APPLICABLE LAW.

THE RIGHTS AND DUTIES OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER UNDER THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 11.02 WAIVER OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 11.03 Jurisdiction and Venue.

The Borrower, the Administrative Agent and the Lenders each hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of any Credit Document. The Borrower, the Administrative Agent and the Lenders each hereby irrevocably consents to the jurisdiction of any such court in any such action and to the laying of venue in the Borough of Manhattan, The City of New York. The Borrower, the Administrative Agent and the Lenders each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection to the laying of the venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.04 Set-off.

The Borrower hereby authorizes each Lender (including each Lender in its capacity as a purchaser of a participation interest pursuant to Section 4.02(e)) upon the occurrence of an Event of Default and at any time and from time to time during the continuance thereof, to the fullest extent permitted by law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final and in whatever currency) at any time held, and other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any of the Obligations of the Borrower, now or hereafter existing under any Credit Document, held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.06 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.04 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Any Lender exercising its rights under this Section 11.04 shall give notice thereof to the Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights; provided, that, failure to give such notice shall not affect the validity of such exercise.

Section 11.05 Confidentiality.

(a) The Lenders and the Administrative Agent agree (on behalf of themselves and each of their Affiliates, directors, officers, employees and representatives) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all Confidential Information (provided, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential) provided to them by the Borrower or any Subsidiary or by the Administrative Agent on the Borrower’s or any Subsidiary’s behalf in connection with this Agreement and neither the Administrative Agent, any Lender, nor any of their Affiliates, directors, officers, employees and representatives shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower; provided, that, such source is not bound by a confidentiality agreement with the Borrower known to the Administrative Agent or affected Lender(s); provided, further, that, nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process; (ii) to counsel for any of the Lenders or the Administrative Agent; (iii) to bank examiners, auditors or accountants; (iv) to the Administrative Agent or any other Lender; (v) by the Administrative Agent or any Lender to an Affiliate thereof who is bound by this Section 11.05; provided, that, any such information delivered to an Affiliate shall be for the purposes related to the extension of credit represented by this Agreement and the administration and enforcement thereof and for no other purpose; (vi) in connection with any litigation relating to enforcement of the Credit Documents; (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement, in substantially the form of Exhibit F; or (viii) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established hereunder. Each Lender and the Administrative Agent agree, unless specifically prohibited by applicable law or court order, to notify the Borrower of any request for disclosure of any such Confidential Information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of such Person’s financial condition by such Governmental Authority) or (y) pursuant to legal process. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

(b) This Agreement is intended to provide express authorization to each of the Lenders and their Affiliates (and each employee, representative, or other agent of each Lender and its of Affiliates) to disclose to any and all Persons of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lenders or any of them or any of their Affiliates (and any such employees, representatives or other agents) relating to such tax treatment and structure; provided, that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

(c) Each of the Administrative Agent and the Lenders acknowledges that (i) the Confidential Information received from the Borrower or any Subsidiary may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws. Any Person required to maintain the confidentiality of Confidential Information received from the Borrower or any Subsidiary as provided in this Section 11.05 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 11.06 Integration; Amendments and Waivers.

(a) This Agreement and any separate letter agreements with respect to fees payable by the Borrower with respect to this Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Any provision of this Agreement may be amended, modified, supplemented or waived, but only by a written amendment or supplement, or written waiver, signed by the Borrower, the Administrative Agent and either the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent), or the Administrative Agent with the consent of the Required Lenders; provided, however, that, no such amendment, modification, or waiver shall, unless signed by all the Lenders in the case of clauses (v) through (vii) below or all the Lenders affected thereby in the case of clauses (i) through (iv) below, or by the Administrative Agent with the consent of all the Lenders in the case of clauses (v) through (vii) below or all the Lenders affected thereby in the case of clauses (i) through (iv) below, (i) increase or decrease the Commitment of any Lender, except as contemplated by Section 2.03, or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder (other than the default rate set forth in Section 3.04), (iii) postpone any payment of principal of or interest on any Loan or any fees hereunder, (iv) postpone any reduction or termination of any Commitment, (v) change the percentage of, the

Commitments or of the aggregate unpaid principal amount of Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 11.06 or any other provision of this Agreement, (vi) amend, modify, supplement or waive the provisions of this Section 11.06 or (vii) change the provisions of any of the Credit Documents in a manner that would alter the pro rata sharing of payments required thereby (including changes to the pro rata sharing provisions of Section 4.02(a) and the post-Default payment waterfall provisions); provided, further, that, notwithstanding anything herein to the contrary, (x) this Agreement or any other Credit Document may be amended as set forth in Section 4.09, including in order to implement any Successor Rate, ~~and~~ (y) the Administrative Agent will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document, so long as, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective and (z) no such amendment, modification, or waiver shall affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be. Except to the extent expressly set forth therein, any waiver shall be effective only in the specific instance and for the specific purpose for which such waiver is given.

(c) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(d) Notwithstanding anything to the contrary herein, this Agreement may be amended and restated or amended without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement or amendment, such Lender shall no longer be a party to this Agreement (as so amended and restated or amended), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(e) Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 11.07 Cumulative Rights; No Waiver.

Each and every right granted to the Administrative Agent and the Lenders hereunder or under any other document delivered in connection herewith, or allowed them by law or equity, shall be cumulative and not exclusive and may be exercised from time to time. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 11.08 Notices.

(a) Any communication, demand or notice to be given hereunder will be duly given when delivered in writing, by telecopy or by electronic communications to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto in the manner provided for herein. A communication, demand or notice given pursuant to this Section 11.08 shall be addressed:

If to the Borrower, the Swingline Lender or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule II.

If to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

(b) Each of the Borrower, the Swingline Lender and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

This Section 11.08 shall not apply to notices referred to in Article II or III of this Agreement, except to the extent set forth therein.

(c) Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(d) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender or the

Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the email address referred to below has not been provided by the Administrative Agent to the Borrower, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Lenders or the Administrative Agent pursuant to this Agreement, excluding (i) any Borrowing Request, Swingline Loan Notice, Conversion Request, Increase Request or Extension Request or any communication related thereto, (ii) any communication that relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) any notice that is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic format acceptable to the Administrative Agent to an email address as directed by the Administrative Agent.

(f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its directors, officers, employees, agents or advisors have any liability to the Borrower, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent the liability of any such person is found in a final and nonappealable ruling by a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct, and no claim may be made by the Borrower or any other Person against the Administrative Agent or any or its directors, officers, employees, agents or advisors for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability.

(g) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.09 Separability.

In case any one or more of the provisions contained in any Credit Document shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein or in any other Credit Document shall not in any way be affected or impaired thereby.

Section 11.10 Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower may not assign any of its rights hereunder without the prior written consent of all of the Lenders and the Administrative Agent, and any purported assignment by the Borrower without such consent shall be void.

Section 11.11 Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Credit Document and any other Credit Document Communication, including Credit Document Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Credit Document Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Credit Document Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Credit Document Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Credit Document Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Credit Document Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Credit Document Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Credit Document Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Credit Document Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent ~~is not~~nor the Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, (a) to the extent the Administrative Agent or the Swingline Lender, as applicable, has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

~~The~~Neither the Administrative Agent nor the Swingline Lender shall ~~not~~ be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or the Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and the Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any Credit Document Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

The Borrower and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document based solely on the lack of paper original copies of this Agreement, such other Credit Document, and (ii) waives any claim against the Administrative Agent and each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Credit Document Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

Section 11.12 USA Patriot Act Notice.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the names, addresses and tax identification numbers of the Borrower and its Subsidiaries, and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 11.13 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of ~~Section 3(42) of ERISA or otherwise~~the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 11.15 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c) As used in this Section 11.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.16 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

Section 11.17 California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Credit Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided, that, at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 4.06, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 11.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger, each Joint Bookrunner and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners

and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19 Entire Agreement.

THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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Schedule II

Schedule II

Administrative Agent’s Office; Certain Addresses for Notices

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

4500 Amon Carter Boulevard

Mail Code: TX2-979-02-22

Fort Worth, TX 76155

Attention: Angela Wright

Telephone: (469) 201-8837

Electronic Mail: [***]

Account No.: 1366072250600

Ref: Southwest Gas Corporation

ABA#026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

900 W Trade Street

Mail Code: NC1-026-06-03

Charlotte, NC 28255-0001

Attention: Kelly Weaver

Telephone: 980-387-5452

Facsimile: 704-208-2871

Electronic Mail: [***]

Notices as Swingline Lender:

Bank of America, N.A.

4500 Amon Carter Boulevard

Mail Code: TX2-979-02-22

Fort Worth, TX 76155

Attention: Angela Wright

Telephone: (469) 201-8837

Electronic Mail: [***]

BORROWER:

Southwest Gas Corporation

8360 South Durango Drive

Las Vegas, Nevada 89113

Telecopy: (702) 364-3135

Attention: Justin S. Forsberg, Vice President/Investor Relations/Treasurer

Email: [***]

Exhibit D

[Form of] Swingline Loan Notice

[DATE]

To:	Bank of America, N.A., as Swingline Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement, dated as of August 1, 2024 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Southwest Gas Corporation, a California corporation (the “Borrower”), the Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The Borrower hereby requests a Swingline Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swingline Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.07(a) of the Credit Agreement.

Very truly yours,
SOUTHWEST GAS CORPORATION

By:
Name:
Title:

Exhibit E

[Form of] Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facility identified below (including the Swingline Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_________________________________
_________________________________
[Assignor [is] [is not] a Defaulting Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:	_________________________________

_________________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower: Southwest Gas Corporation, a California corporation

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Revolving Credit Agreement, dated as of August 1, 2024, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and the Swingline Lender

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]	CUSIP Number

		$____________	$_________	__________%

		$____________	$_________	__________%

		$____________	$_________	__________%

[7. Trade Date:      ]9

Effective Date:       , 20  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]:[10]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]:[11] [NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent and the Swingline Lender

By:
Name:
Title:

[Consented to:[13]

SOUTHWEST GAS CORPORATION, a California corporation, as Borrower

By:
Name:
Title: ]

[12]	To be added only if the consent of the Administrative Agent and Swingline Lender is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee.

(a) [The][Each] Assignee represents and warrants that:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

(ii) it meets all the requirements to be an assignee under Section 10.03 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.03 of the Credit Agreement);

(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;

(v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01(a)(i) or Section 7.01(a)(ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

(vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and

(vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee.

(b) [The][Each] Assignee agrees that:

(i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit L

[Form of] Notice of Loan Prepayment

TO:	Bank of America, N.A., as Administrative Agent

[Bank of America, N.A., as Swingline Lender]

RE:

Revolving Credit Agreement, dated as of August 1, 2024 (as amended, modified or supplemented from time to time, the “Credit Agreement”; terms used herein and not defined shall have the meaning assigned to them in the Credit Agreement), among Southwest Gas Corporation , a California corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) and Swingline Lender

DATE:	[Date]

The undersigned Borrower hereby notifies the Administrative Agent [and the Swingline Lender] that on    1 pursuant to the terms of Section 2.05 [Optional Prepayments] of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐	Optional prepayment of Loans in the following amount(s)[2]:

☐	Base Rate Loans: $ _________

☐	Term SOFR Loans: $ _________

☐	Optional prepayment of Swingline Loans in the following amount[3]: $ _________

This Notice of Prepayment is irrevocable. Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[1]	Specify date of such prepayment.
[2]

Any prepayment of Term SOFR Loans shall be in an aggregate principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the aggregate amount of outstanding Term SOFR Loans is less than $5,000,000, then all of such lesser amount) and each prepayment of Base Rate Loans shall be in an aggregate amount of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if the aggregate amount of outstanding Base Rate Loans is less than $1,000,000, then all of such lesser amount).

[3]	Any prepayment of Swingline Loans shall be in a minimum principal amount of $100,000 (or, if the aggregate amount of outstanding Swingline Loans is less than $100,000, then all of such lesser amount).

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Very truly yours,

SOUTHWEST GAS CORPORATION

By:
Name:
Title: